EXHIBIT 10.1
INTERIM FACILITY LETTER
DATED 13 JULY 2015
From: Credit Suisse Securities (USA) LLC	(Original Arranger)

and: Credit Suisse AG, Cayman Islands Branch	(Underwriter)

and: Credit Suisse AG, Cayman Islands Branch	(Interim Facility Agent)

To: Platform Specialty Products Corporation	(Borrower)
Dear Sirs,
1.	DEFINITIONS AND INTERPRETATION
Words and expressions defined in Appendix 1 to this letter shall have the same meaning when used in this letter or in the Appendices to this letter.
2.	INTERIM FACILITY
2.1	The Interim Facility
Subject to the terms of this letter the Interim Lenders make available to the Borrower an interim senior term loan facility in an aggregate amount equal to the Total Interim Facility Commitments (the Interim Facility).
2.2	Interim Finance Parties’ rights and obligations
(a)	Each Interim Lender will participate in each Interim Loan in the proportion which its Interim Facility Commitment bears to the Total Interim Facility Commitments immediately before the making of that Interim Loan.
(b)	Unless all the Interim Finance Parties agree otherwise:
(i)	the obligations of each Interim Finance Party under the Interim Documents are several;
(ii)	failure by an Interim Finance Party to perform its obligations does not affect the obligations of any other Party under the Interim Documents;
(iii)	no Interim Finance Party is responsible for the obligations of any other Interim Finance Party under the Interim Documents;
(iv)	the rights and obligations of each Interim Finance Party under or in connection with the Interim Documents are separate and independent rights and obligations;
(v)	an Interim Finance Party may, except as otherwise stated in the Interim Documents, separately enforce those rights; and
(vi)	any debt arising under the Interim Documents to an Interim Finance Party from an Obligor is a separate and independent debt.
(c)	All rights and obligations under this letter shall automatically terminate if the Bridge Facility Documentation is entered into before an Interim Loan is made under this letter.

3.	PURPOSE
(a)	The proceeds of the Interim Loans shall be applied by the Borrower directly or indirectly in or towards:
(i)	if the Acquisition will be made pursuant to a Share Offer:
(A)	financing the acquisition of the Target Shares to be acquired by Bidco pursuant to the Share Offer;
(B)	financing the consideration payable pursuant to the operation by Bidco of the procedures contained in sections 979-981 of the Companies Act 2006 in relation to the Target Shares; and/or
(C)	following the first Utilisation Date, financing the purchase of any Target Shares;
(ii)	if the Acquisition will be made pursuant to a Scheme, payment of the cash price payable to the holders of the Target Shares in consideration of the Target Shares being transferred to Bidco pursuant to the Scheme;
(iii)	financing the consideration payable to holders of options or awards over Target Shares who exercise or surrender their options (or whose awards vest) in connection with a Share Offer or Scheme;
(iv)	financing or refinancing the Acquisition Costs (other than, in each case, periodic fees payable otherwise than under the Interim Documents); and/or
(v)	refinancing certain existing financial indebtedness of the Target Group (by way of intercompany loan) after completion of the Scheme or the Offer.
(b)	No amount borrowed under the Interim Facility shall be applied in any manner that is illegal or that contravenes any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company in connection with the acquisition of shares in itself or any of its holding companies or concerning the maintenance of capital.
(c)	No Interim Finance Party shall be required to monitor or verify the application of any amount borrowed hereunder.
4.	CONDITIONS PRECEDENT TO THE INTERIM FACILITY
4.1	Initial conditions precedent
The Interim Lenders will only be obliged to participate in an Interim Loan if, on or before the Utilisation Date for that Interim Loan, the Interim Facility Agent has received all of the documents and other evidence listed in Part A and Part B of Appendix 5 (Conditions Precedent) in form and substance reasonably satisfactory to it; provided that:
(a)	the Interim Facility Agent shall have no right to approve the form or substance of the documents and evidence listed in paragraphs 2, 3, 4 or 5 of Part B of Appendix 5 (Conditions Precedent) provided that such documents and evidence are otherwise in compliance in all respects with the provisions of this letter; and
(b)	the Interim Facility Agent shall have no right to approve the form or substance of the legal opinions referred to in paragraph 6(b) of Part C of Appendix 6 (Conditions Precedent) insofar as they relate to an Additional Guarantor referred to in paragraph 8 of Part B of Appendix 5 (Conditions Precedent), other than any such Additional Guarantor incorporated in the state of Delaware.
4.2	Interim Loans
(a)	Subject to Clause 4.1, the obligations of each Interim Lender to participate in an Interim Loan during the Availability Period are only subject to the conditions precedent that on the date of the Utilisation Request and on the proposed Utilisation Date:
(i)	no Major Default is continuing or would result from the proposed Interim Loan;
(ii)	the Major Representations are true in all material respects (or, to the extent already qualified as to materiality, all respects);
(iii)	the Interim Facility Agent and the other Interim Finance Parties have received all fees and expenses payable by the Borrower in respect of the Interim Facility as contemplated by the Interim Documents to the extent then due and payable except, in the case of the initial Utilisation, to the extent payable out of the proceeds of such Utilisation;
(iv)	the Incremental Loans are not available to be drawn in an amount equal to the undrawn Interim Facility Commitment and at the time required for the purposes specified in Clause 3(a) (Purpose); and
(v)	in relation to a proposed Utilisation, the Borrower has certified in writing to the Interim Facility Agent that such of the requirements referred to in paragraphs (i) to (iv) of this paragraph (a) as are relevant to that Utilisation have been and remain satisfied.
(b)	Save in circumstances where, pursuant to paragraph (a) above, an Interim Lender is not obliged to participate in an Interim Loan, and subject as provided in Clause 8.1 (Illegality), during the Availability Period each Interim Lender shall participate in Interim Loans and no Interim Lender or other Interim Finance Party may:
(i)	cancel any of its Interim Facility Commitments;
(ii)	rescind, terminate or cancel this letter, another Interim Document or the Interim Facility or exercise any similar right or remedy or make or enforce any claim that it may have under the Interim Documents to the extent that to do so would prevent, delay or limit the making of any Interim Loan or prevent any Interim Loan from remaining outstanding or otherwise give rise to an Event of Default;
(iii)	declare any Interim Loan due and payable or due and payable on demand or require repayment or prepayment;
(iv)	prevent or limit the making of an Interim Loan whether by cancellation, termination or rescission;
(v)	refuse to participate in the making of an Interim Loan;
(vi)	exercise any right of set off or counterclaim or any similar right or remedy in respect of an Interim Loan to the extent that to do so would prevent, delay or limit the making of any Interim Loan or prevent any Interim Loan from remaining outstanding or otherwise give rise to an Event of Default; or

(vii)	cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Interim Document to the extent that to do so would prevent, delay or limit the making of any Interim Loan or prevent such a loan from remaining outstanding or otherwise give rise to an Event of Default, provided that immediately upon the expiry of the Availability Period all such rights, remedies and entitlements shall be available to the Interim Lender and the Interim Facility Agent notwithstanding that they may not have been used or been available to use during the Availability Period. In the event of any conflict or inconsistency between this Clause 4.2 and any other provision of an Interim Document, this Clause 4.2 shall prevail.
5.	THE ACQUISITION
5.1	Acquisition Documents
The Borrower shall:
(a)	ensure that Bidco shall publish the Press Release within 5 days after the date of this letter and refrain from issuing any other announcement of a Share Offer or a Scheme for the purposes of Rule 2.7 of the City Code or otherwise, except in a form which includes the Acquisition Conditions (other than the Acceptance Condition) on terms substantially the same as those set out in the Press Release and, in the case of a Press Release in respect of a Share Offer, which contains the Acceptance Condition, in each case save as required by the City Code, the Panel or the Court;
(b)	ensure that Bidco shall issue an Offer Document or, as the case may be, use reasonable endeavours (including by exercising its powers under any Cooperation Agreement) to ensure that Target shall issue a Scheme Circular in the manner and at the time provided for in the Press Release or any subsequent press release relating to a subsequent Share Offer or Scheme provided for in paragraph (a) of this Clause 5.1; and
(c)	ensure that all obligations of each member of the Acquisition Group to acquire Ordinary Shares pursuant to a Share Offer or a Scheme are subject to satisfaction or (where applicable) waiver by the Borrower of the Acquisition Conditions and that any Offer Document and any Scheme Circular stipulates in full the terms of each of the Acquisition Conditions (provided that, in the case of a Scheme Circular, the Acquisition Conditions shall exclude the Acceptance Condition).
5.2	Conduct of Share Offer and/or Scheme
(a)	The Borrower shall (and shall ensure that each member of the Acquisition Group and, if applicable, each Concert Party shall) in relation to the Acquisition:
(i)	comply with the City Code, subject to any waivers granted by or requirements of the Panel or the requirements of the Court, and all other applicable laws and regulations in relation to any Share Offer and any Scheme except insofar as any non-compliance is not reasonably likely to be prejudicial to the interests of the Interim Lenders; and
(ii)	ensure that, each Share Offer Document, and use reasonable endeavours to ensure that each Scheme Circular will reproduce in full:

(1)	except in a Scheme Circular or a Press Release announcing a Scheme, the Acceptance Condition; and
(2)	except to the extent otherwise required by the Panel, the other Acquisition Conditions in substantially the same terms as set out in the first Press Release to be issued.
(b)	The Borrower and Bidco shall (and shall procure that each member of the Acquisition Group and, if applicable, each Concert Party shall) subject to paragraph (c) of this Clause 5.2:
(i)	neither take nor authorise any action, and shall ensure that at no time shall circumstances arise:
(1)	which will give rise to any obligation to announce or make a mandatory offer for Ordinary Shares in accordance with Rule 9 of the City Code; or
(2)	which under the City Code requires, or which are determined by the Panel to require, that there be an increase in the consideration payable in respect of an Acquisition or a material alteration to consideration payable in respect of an Acquisition or to the terms on which an Acquisition may be made, in each case from the consideration or terms, as the case may be, specified in the first Press Release to be published;
(ii)	refrain from waiving or modifying the Acceptance Condition or reducing the number of acceptances required to satisfy the Share Offer to a level below the Agreed Minimum;
(iii)	refrain from (or, in the case of a Scheme Circular, use reasonable endeavours to prevent the Target from) making, agreeing or accepting any amendment to or revision of any term or condition of an Acquisition Document (including any Acquisition Condition) in any respect if to do so is reasonably likely to be materially prejudicial to the interests of the Interim Lenders;
(iv)	refrain from (or, in the case of a Scheme Circular, use reasonable endeavours to prevent the Target from) waiving, or granting any additional time for satisfaction or performance of any term or obligation of any other party to, or the satisfaction of any Acquisition Condition or any other condition contained in, any Acquisition Document if to do so is reasonably likely to be materially prejudicial to the interests of the Interim Lenders;
(v)	use all reasonable endeavours (including by exercising all its powers and enforcing all its rights under any agreement) to prevent any Scheme becoming effective in circumstances where an Acquisition Condition has not been satisfied or waived in compliance with this letter;
(vi)	use all reasonable endeavours to enforce all its rights, and refrain from waiving or releasing any obligation owed to it, under any Relevant Undertaking where failure to do so would be materially prejudicial to the interests of the Interim Lenders;
(vii)	refrain from providing any assurance or undertaking proposed to be given by or on behalf of any member of the Acquisition Group to any person for the purpose of obtaining any material authorisation necessary or desirable in connection with the Acquisition, if to do so is reasonably likely to be materially prejudicial to the interests of the Interim Lenders.
(c)	Paragraph (b) of this Clause 5.2 shall not restrict or prevent:
(i)	any waiver, modification, variation, revision or amendment of, or granting of additional time for satisfaction of, an Acquisition Condition (or any other condition or term of an Acquisition Document) (but excluding any waiver, variation, revision or amendment of the Acceptance Condition) assurance or undertaking:
(1)	required pursuant to the Code by the Panel or by the Court; or
(2)	where the waiver, variation or amendment, or granting of additional time for satisfaction, (as applicable) is not reasonably likely to be materially prejudicial to the interests of the Interim Lenders;
(ii)	the stipulation in accordance with the City Code of a closing date for acceptance of a Share Offer which falls after the First Closing Date;
(iii)	any agreement to the adjournment of a Meeting or a Court Hearing; or
(iv)	any other matters consented to in writing by the Majority Interim Lenders.
(d)	Insofar as is permitted by the City Code, Bidco shall ensure that, after the occurrence of any Event of Default, it and each member of the Acquisition Group promptly exercises all powers and enforces all rights available to it (including without limitation under the Cooperation Agreement) to seek to prevent any Share Offer becoming or being declared unconditional in all respects and to prevent any Scheme from becoming effective and to cause any Share Offer to lapse and cease to be open for acceptance and any Scheme to be withdrawn.
(e)	This paragraph (e) will apply where (i) consent of the Panel (a Panel Consent) is required for any step, decision, determination or other matter relating to the Acquisition or to any Share Offer or Scheme or its or their implementation (including, without limitation, for compliance with Clause 5.2(d) or for any decision to prevent or refrain from causing a Share Offer to become or be declared unconditional in all respects or to refrain from causing a Scheme to become effective, in each case by reference to an Acquisition Condition being unsatisfied); or (ii) the Panel directs or the City Code requires (each a Panel Requirement) Bidco to take any action which would otherwise be restricted by the terms of this letter.
Where this paragraph (e) applies, the Borrower shall procure that Bidco and each member of the Acquisition Group shall, use reasonable endeavours to obtain, and to cause the Target to obtain, any Panel Consent and shall:
(i)	(where practicable) consult with the Interim Facility Agent, and provide it with full written details of the considerations relevant to the matter concerned, before any member of the Acquisition Group or Target, or any of its advisers on its behalf, enters into any discussions with the Panel; and
(ii)	procure that all members of the Acquisition Group take all reasonable account of the comments of the Interim Facility Agent to the extent the step, decision,

determination, matter or action is reasonably likely to be materially prejudicial to the interests of the Interim Lenders.
5.3	Announcements
Save as required by law or regulation or by the City Code, the Panel or the Court, no member of the Acquisition Group shall issue any press release or make any statement or issue any circular to the holders of Target Shares (other than the Press Release) which refers to the Interim Documents or the Interim Finance Parties, or any of them, without first obtaining the prior approval in writing of the Interim Finance Parties to the relevant references (such approval not to be unreasonably withheld or delayed).
5.4	Miscellaneous
The Borrower shall, and shall ensure that each other member of the Acquisition Group shall:
(a)	promptly provide the Interim Facility Agent with such information as it may reasonably request regarding any Share Offer and any Scheme, the current level of acceptances of any Share Offer, all Dealings by the Borrower and any other member of the Acquisition Group and, to the extent applicable, any Concert Party in relation to Relevant Securities or Relevant Derivatives, any actual or potential inaccuracy of which it is aware in any Major Representation and any Major Default;
(b)	promptly notify the Interim Facility Agent if it becomes aware of any matter or circumstance which would or may prevent a Share Offer from becoming or being declared unconditional as to acceptances or unconditional in all respects or a Scheme from becoming effective or entitle any member of the Acquisition Group to require the Target to refrain from causing a Scheme to become effective (in each case with or without the consent of the Panel);
(c)	promptly deliver to the Interim Facility Agent copies of each of the Acquisition Documents, any agreement between Borrower and/or Bidco and Target with respect to a Scheme, all other material documents, certificates, notices, and announcements issued by it or by Target or either of them in connection with any Share Offer or any Scheme and all material communications to or from the Panel in relation to any Share Offer, any Scheme or the Acquisition, in each case except to the extent:
(1)	it is prohibited by law or regulation from doing so; or
(2)	(other than in the case of a communication to or from the Panel) it would in the Borrower’s reasonable opinion be materially prejudicial to its interests to do so;
(d)	promptly give notice in writing to the Interim Facility Agent of:
(i)	the outcome of each Meeting and, in the case of a Scheme, each Court Hearing, (including, in each case, at any adjournment thereof);
(ii)	the occurrence of the Unconditional Date in the case of a Share Offer;
(iii)	all payments required pursuant to any Share Offer or any Scheme having been made; and
(iv)	all Dealings by or on behalf of Bidco and, to the extent applicable, each Concert Party in respect of Relevant Derivatives or Relevant Securities otherwise than pursuant to any Share Offer or any Scheme, in each case with details of the terms and timing of such Dealings.

5.5	Action After the Unconditional Date
The Borrower shall:
(a)	ensure that no member of the Group other than Bidco shall purchase or hold any Target Shares and that all Target Shares acquired by Bidco by way of market purchases are legally and beneficially owned by it and not a nominee (save to the extent held on its behalf in CREST); and
(b)	as soon as reasonably practicable after the Closing Date and in any event no later than 30 days after the Closing Date, to take all steps necessary to as soon as reasonably practicable:
(i)	procure that the Target Shares are delisted from the London Stock Exchange; and
(ii)	procure that Target is re-registered as a private limited company.
6.	UTILISATION
6.1	Giving of Utilisation Requests
(a)	A Borrower may borrow an Interim Loan by giving to the Interim Facility Agent a duly completed Utilisation Request, provided that the first Utilisation Request is received by the Interim Facility Agent before the last day of the Availability Period for the Interim Facility Commitments. A Utilisation Request is, once given, irrevocable.
(b)	Unless the Interim Facility Agent otherwise agrees, the latest time for receipt by the Interim Facility Agent of a duly completed Utilisation Request is 11.00 a.m. two Business Days before the proposed Utilisation Date.
(c)	The Borrowers may only draw one Interim Loan.
(d)	The Interim Facility Commitments will be automatically cancelled on the earlier of:
(i)	the close of business in London on the last day of the relevant availability period specified in paragraph (a) above; and
(ii)	the date of the first utilisation of the Interim Facility,
to the extent undrawn on that date.
(e)	The amount of a proposed Interim Loan must be $1,000,000 or, if less, the Available Interim Facility.
6.2	Completion of Requests
A Utilisation Request for an Interim Loan will not be regarded as having been duly completed unless the Utilisation Date is a Business Day during the Availability Period and the amount of the Interim Loan requested does not exceed the undrawn Total Interim Facility Commitments.
6.3	Advance of Interim Loans
(a)	The Interim Facility Agent must promptly notify each Interim Lender of the details of the requested Interim Loan and the amount of its share in that Interim Loan.

(b)	The amount of each Interim Lender’s share of an Interim Loan will be equal to the proportion which its undrawn Interim Facility Commitment in relation to the relevant Interim Facility bears to the aggregate of all of the applicable undrawn Interim Facility Commitments in relation to that Interim Facility on the proposed Utilisation Date.
(c)	No Interim Lender is obliged to participate in an Interim Loan if as a result its share in that Interim Loan would exceed its corresponding Interim Facility Commitment or the Interim Loan would exceed the aggregate of the corresponding Interim Facility Commitments of all the Interim Lenders.
(d)	An Interim Loan may only be denominated in US dollars.
7.	REPAYMENT
7.1	Repayment of Interim Loans
(a)	The Borrowers must repay each outstanding Interim Loan (together with accrued interest on the amount repaid) in full on the earlier of the date (the Repayment Date) falling 30 days after the Utilisation Date of that Interim Loan.
(b)	The Borrowers must repay any other amounts then outstanding under this letter in full on the date on which the Interim Loans are repaid or on and with the first utilisation under the Bridge Loans or Incremental Loans drawn down for this purpose and to the extent that the same are sufficient to make the repayment in full.
(c)	Save to the extent that the proceeds must be applied in any other manner pursuant to any agreement with any other person or as a result of any applicable law or regulation, upon and after the date which is the earlier of 15 days after the Closing Date and the date the Acquisition consideration has been paid to the Target shareholders, the Borrowers must repay any other amounts then outstanding under this letter with:
(i)	100% of the net proceeds from the issuance of any Securities (as defined in the Fee Letter); provided that in the event any Interim Lender or affiliate of an Interim Lender purchases debt securities from the issuer of such securities (the “Note Issuer”) pursuant to a “Securities Demand” under the Fee Letter at an issue price above the level at which such Interim Lender or affiliate has determined such Securities can be resold by such Interim Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrowers thereof), the net proceeds received by the Notes Issuer in respect of such Securities may, at the option of such Interim Lender or affiliate, be applied first to repay the Interim Loans held by such Interim Lender or affiliate (provided that if there is more than one such Interim Lender or affiliate then such net proceeds will be applied pro rata to repay the Interim Loans of all such Interim Lenders or affiliates in proportion to such Interim Lenders’ or affiliates’ principal amount of Securities purchased from the Notes Issuer) prior to being applied to prepay the Interim Loans held by other Interim Lenders;
(ii)	100% of the net proceeds from the issuance of any Permanent Securities that are priced, and/or Permanent Loans that are borrowed, after the Closing Date (other than, in the case of any Permanent Securities that are equity securities (including any securities that are convertible into equity), (x) issuances pursuant to employee stock plans and (y) other customary exceptions to be agreed);

(iii)	100% of the net proceeds from any other indebtedness for borrowed money (including subordinated indebtedness) incurred by the Target, the Borrowers or any of their respective subsidiaries, other than indebtedness incurred in the ordinary course of business or indebtedness not incurred in the ordinary course of business not to exceed USD 25 million in aggregate; and
(iv)	to the extent not required to repay indebtedness under the Existing Acquisition Group Facilities, the net proceeds from asset sales (other than sales in the ordinary course of business) by, and casualty events related to the property of the Borrower or any of its subsidiaries (including sales of equity interests of the Target or any subsidiary of the Target), in excess of USD 25 million in aggregate.
7.2	Reborrowing of Interim Loans
The Borrowers may not reborrow any part of any Interim Loan which is repaid or prepaid.
8.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION
8.1	Illegality
If after the date of this letter it becomes unlawful in any applicable jurisdiction for an Interim Lender to perform any of its obligations as contemplated by this letter or to fund, issue or maintain its participation in any Interim Loan:
(a)	that Interim Lender shall promptly notify the Interim Facility Agent upon becoming aware of that event;
(b)	upon the Interim Facility Agent notifying the Borrower, the Commitment of that Interim Lender will be immediately cancelled; and
(c)	each Borrower shall repay that Interim Lender’s participation in each Interim Loan on the last day of the first Interest Period relating thereto ending after the Interim Facility Agent has notified the Borrower or, if earlier, the date specified by the Interim Lender in the notice delivered to the Interim Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).
8.2	Voluntary cancellation
A Borrower may, if it gives the Interim Facility Agent not less than three Business Days’ (or such shorter period as the Majority Interim Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $1,000,000) of an Interim Facility.  Any cancellation under this Clause 8.2 shall reduce the Interim Facility Commitments of the Interim Lenders under that Interim Facility rateably.
8.3	Mandatory Cancellation
The Commitments (or, in the case of Clause 8.3(b) the undrawn Commitments) shall be cancelled with immediate effect and reduced to zero:
(a)	at midnight in London on the day specified in Clause 5.1(a) (Acquisition Documents) if the Press Release or, as the case may be, Offer Document or, as the case may be, Scheme Circular, has not been published on or before that day; and
(b)	at the end of the Availability Period for the Interim Facility.

The undrawn Interim Facility Commitments shall be cancelled with immediate effect and reduced by an amount equal to the net proceeds of any equity securities (including, without limitation, common equity, preferred equity or equity linked securities), notes or debt securities or other Indebtedness for borrowed money raised or issued by any member of the Group (excluding a member of the Target Group) in connection with the Acquisition; it further being agreed that the proceeds of such equity or indebtedness shall be deposited into an escrow account for release upon closing of the Acquisition pursuant to an escrow agreement satisfactory to the Majority Interim Lenders; provided that the conditions to release from escrow in any such escrow agreement are not more onerous than the conditions to utilisation set forth in Clause 4 (Condition Precedent to Utilisation of the Interim Facility) (or, to the extent such escrow agreement is subject to more onerous conditions, all such conditions have either been satisfied or waived).
8.4	Voluntary prepayment of Interim Loans
(a)	The Borrower may, if it gives the Interim Facility Agent not less than three Business Days’ (or such shorter period as the Majority Interim Lenders may agree) prior notice, prepay the whole or any part of an Interim Loan (but, if in part, being a minimum amount of $1,000,000).
(b)	Any prepayment under this letter shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
8.5	Bridge Loan Exchange
(a)	If on the day falling 30 days after the first Utilisation Date any Interim Loan is still outstanding and has not been repaid, such Interim Loans shall be converted, subject to all the conditions outlined under “Conditions to Conversion” below being satisfied, to Bridge Loans. Upon such conversion, each Interim Lender shall become a lender and participate in the Bridge Loans in the same proportion as its Interim Facility Commitment bears to the Total Interim Facility Commitments immediately prior to such conversion. If the Conditions to Conversion are not satisfied on such 30th day, the Interim Loans shall be immediately due and payable pursuant to Clause 7.1(a) (Repayment of Interim Loans) hereof.
(b)	Conditions to Conversion means: (A) neither the Borrower nor the Target Group nor any of their subsidiaries is subject to a bankruptcy or other insolvency proceeding, or (B) there is no uncured payment default (whether or not matured) with respect to the Interim Loans and (C) the Incremental Loans are not available to be drawn as a result of an Event of Default having occurred and not having been cured under section 9.01(a) of the Existing Acquisition Group Facilities.
8.6	Mandatory Conversion to Incremental Loans
(a)	On any day on which there is no event of default under section 9.01(a) of the Existing Acquisition Group Facilities or on which an event of default under section 9.01(a) is cured, all Interim Loans hereunder shall automatically convert to Incremental Loans governed by the Existing Acquisition Group Facilities. Such conversion will be consistent with the mechanics set out in Clause 8.5(a) (Bridge Loan Exchange) hereof.
(b)	At any time when there is not an event of default under section 9.01(a) of the Existing Acquisition Group Facilities, the Borrower agrees to sign and execute the Incremental Facility Documentation pursuant to, and to the extent permitted by, section 2.14 of the Existing Acquisition Group Facilities.

9.	RESTRICTIONS
9.1	Notices of Cancellation or Prepayment
(a)	Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 8 (Illegality, Voluntary Prepayment and Cancellation) shall (subject to the terms of that Clause) be irrevocable and, unless a contrary indication appears in this letter, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
(b)	If the Interim Facility Agent receives a notice under Clause 8 (Illegality, Voluntary Prepayment and Cancellation), it shall promptly forward a copy of that notice to the affected Interim Lender.
9.2	Prepayment in accordance with letter
No Borrower shall repay or prepay all or any part of any Interim Loan or cancel all or any part of any Interim Facility Commitment except at the times and in the manner expressly provided for in this letter.
9.3	No reinstatement of Commitments
No amount of the Total Interim Facility Commitments cancelled under this letter may be subsequently reinstated.
10.	INTEREST
10.1	Calculation of interest
The rate of interest on each Interim Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin; and
(b)	LIBOR (provided that, for the purposes of an Interim Loan, LIBOR shall not be less than 1 per cent.).
10.2	Payment of interest
(a)	A Borrower must pay accrued interest on each Interim Loan on the last day of each Interest Period relating thereto.
(b)	The period for which an Interim Loan is outstanding shall be divided into successive Interest Periods. The first Interest Period for an Interim Loan shall start on the Utilisation Date; each subsequent such Interest Period shall start on the last day of the preceding one. Each Interest Period shall end one month after it begins (or, if earlier, on the date specified in the Utilisation Request for that Interim Loan) provided that any Interest Period that would otherwise extend beyond the Repayment Date shall end on the Repayment Date.
10.3	Default interest
(a)	If an Obligor fails to pay any amount payable by it under an Interim Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Interim Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Interim Facility Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by that Obligor on demand by the Interim Facility Agent.
(b)	If any overdue amount consists of all or part of an Interim Loan which became due on a day which was not the last day of an Interest Period relating to that Interim Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Interim Loan; and
(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
10.4	Notification of rates of interest
The Interim Facility Agent shall promptly notify the Interim Lenders and the Borrowers of the determination of a rate of interest under this letter.
11.	CHANGES TO THE CALCULATION OF INTEREST
11.1	Absence of quotations
Subject to Clause 11.2 (Market Disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.
11.2	Market Disruption
(a)	If a Market Disruption Event occurs in relation to an Interim Loan for any Interest Period, then the rate of interest on each Interim Lender’s share of that Interim Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin; and
(ii)	the rate notified to the Interim Facility Agent by that Interim Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Interim Lender of funding its participation in that Interim Loan from whatever source it may reasonably select.
(b)	In this letter “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Interim Facility Agent to determine LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Interim Facility Agent receives notifications from an Interim Lender or Interim Lenders (whose participations in an Interim Loan exceed 35 per cent. of that Interim Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.
11.3	Break Costs
Each Borrower shall, within three Business Days of demand by an Interim Finance Party, pay to that Interim Finance Party its Break Costs attributable to all or any part of an Interim Loan or overdue amount being paid by that Borrower on a day other than the last day of an Interest Period for that Interim Loan or overdue amount.
12.	TAXES
12.1	Definitions
In this letter:
Protected Party means an Interim Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under an Interim Document.
Tax Credit means a credit against, relief or remission for, or repayment of, any Tax.
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under an Interim Document.
Tax Payment means either the increase in a payment made by an Obligor to an Interim Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).
Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
12.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Interim Facility Agent accordingly. Similarly, an Interim Lender shall notify the Interim Facility Agent on becoming so aware in respect of a payment payable to that Interim Lender. If the Interim Facility Agent receives such notification from an Interim Lender it shall notify the Borrower and that Obligor.
(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Interim Facility Agent for the Interim Finance Party entitled to the payment evidence reasonably satisfactory to that Interim Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
12.3	Tax indemnity
(a)	The Borrower shall (within three Business Days of demand by the Interim Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of an Interim Document.
(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on an Interim Finance Party:
(A)	under the law of the jurisdiction in which that Interim Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Interim Finance Party is treated as resident for tax purposes; or
(B)	under the law of the jurisdiction in which that Interim Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Interim Finance Party or that Facility Office; or
(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).
(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Interim Facility Agent of the event which will give, or has given, rise to the claim, following which the Interim Facility Agent shall notify the Borrower.
(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Interim Facility Agent.
12.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Interim Finance Party determines that:
(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part or to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)	that Interim Finance Party has obtained, utilised and retained that Tax Credit,

the Interim Finance Party shall pay an amount to the Obligor which that Interim Finance Party determines will leave it (after that payment) in the same after-Tax position in which it would have been had the Tax Payment not been required to be made by the Obligor.
12.5	Stamp taxes
The Borrower shall pay and, within three Business Days of demand, indemnify each Interim Finance Party and Arranger against any cost, loss or liability that Interim Finance Party incurs in relation to all stamp duty, registration duties and other similar Taxes payable in respect of any Interim Document (but excluding any transfer or assignment of any rights by an Interim Finance Party unless such transfer or assignment occurs while an Event of Default is continuing).
12.6	Value added tax
(a)	All consideration expressed to be payable under an Interim Document by any Party to an Interim Finance Party shall be deemed to be exclusive of any VAT. Subject to paragraph (b) below, if VAT is chargeable on any supply made by any Interim Finance Party to any Party in connection with an Interim Document, that Party shall pay to the Interim Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Interim Finance Party shall promptly provide an appropriate VAT invoice to such Party).
(b)	If VAT is chargeable on any supply made by any Interim Finance Party (the Supplier) to any other Interim Finance Party (the Recipient) in connection with an Interim Document, and any Party is required by the terms of any Interim Document to pay an amount equal to the consideration for such supply to the Supplier, such Party shall, where the Supplier is the person required to account to the relevant tax authority for the VAT, also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT and, where the Recipient is the person required to account to the relevant tax authority for the VAT, pay to the Recipient an amount equal to the amount of such VAT.
(c)	Where an Interim Document requires any Party to reimburse an Interim Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Interim Finance Party against all VAT incurred by the Interim Finance Party in respect of the costs or expenses save to the extent that the Interim Finance Party reasonably determines that it is entitled to credit or repayment from the relevant tax authority in respect of the VAT.
(d)	Any reference in this Clause 12.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994 or such similar or equivalent concept or entity as may be provided under similar or equivalent legislation in any jurisdiction other than the UK).
(e)	In relation to any supply made by an Interim Finance Party to any Party under an Interim Document, if reasonably requested by such Interim Finance Party, that Party must promptly provide such Interim Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Interim Finance Party's VAT reporting requirements in relation to such supply.

13.	INCREASED COSTS
13.1	Increased costs
(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Interim Facility Agent, pay for the account of an Interim Finance Party the amount of any Increased Costs incurred by that Interim Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation, in each case, made after the date of this letter.
(b)	In this letter Increased Costs means:
(i)	a reduction in the rate of return from an Interim Facility or on an Interim Finance Party’s (or its Affiliate’s) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Interim Document, which is incurred or suffered by an Interim Finance Party or any of its Affiliates to the extent that it is attributable to that Interim Finance Party having assumed an Interim Facility Commitment or funding or performing its obligations under any Interim Document.
13.2	Increased cost claims
(a)	An Interim Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Interim Facility Agent of the event giving rise to the claim, following which the Interim Facility Agent shall promptly notify the Borrower.
(b)	Each Interim Finance Party shall, as soon as practicable after a demand by the Interim Facility Agent, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions
(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated under Clause 12.3 (Tax indemnity) but was not so compensated solely because of any of the exclusions in paragraph (b)) of Clause 12.3 (Tax indemnity) applied;
(iii)	attributable to the wilful breach by the relevant Interim Finance Party or its Affiliates of any law or regulation; or
(iv)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this letter (but excluding any amendment to Basel II arising out of Basel III (as defined below)) (“Basel II”) or any other law or regulation which implements Basel II whether such implementation, application or compliance is by a government, regulatory, Interim Finance Party or any of its Affiliates) but excluding any Increased Cost attributable to Basel III or any other law or regulation which implements Basel III (in each case, unless an Interim Finance Party was or reasonably should have been aware of that Increased Cost on the date on which it became an Interim Finance Party under this letter).
(b)	In this Clause 13.3:
Tax Deduction has the same meaning given to that term in Clause 12.1 (Definitions); and
Basel III means (A) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; (B) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and (C) any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.
14.	OTHER INDEMNITIES
14.1	Currency indemnity
(a)	If any sum due from an Obligor under the Interim Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:
(i)	making or filing a claim or proof against that Obligor; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Arranger and each other Interim Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Interim Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities
(a)	The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Arranger and each other Interim Finance Party against any cost, loss or liability incurred by it as a result of:
(i)	the occurrence of any Event of Default;
(ii)	a failure by an Obligor to pay any amount due under an Interim Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 25 (Sharing among the Interim Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a an Interim Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this letter (other than by reason of default or gross negligence or material breach by that Interim Finance Party alone); or
(iv)	an Interim Loan (or part of an Interim Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower.
(b)	The Borrower shall promptly indemnify each Interim Finance Party, each Affiliate of each Interim Finance Party and each officer or employee of each Interim Finance Party or any of its Affiliates, against any cost, loss or liability incurred by that Interim Finance Party or Affiliate (or officer or employee of that Interim Finance Party or Affiliate) (i) in connection with or arising out of the Acquisition or the funding of the Acquisition (including those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition) or (ii) in the event that the Acquisition is not consummated and the Closing Date does not occur, unless such loss or liability is caused by the gross negligence or wilful misconduct or material breach of that Interim Finance Party or Affiliate (or employee or officer of that Interim Finance Party or Affiliate). Each Affiliate of an Interim Finance Party and each officer or employee of an Interim Finance Party or any of its Affiliates may rely on this Clause 14.2 subject to paragraph 3 (Third party rights) of Appendix 1 (Definitions and interpretation) and the provisions of the Third Parties Act.
14.3	Indemnity to the Interim Facility Agent
The Borrower shall promptly indemnify the Interim Facility Agent against any cost, loss or liability incurred by the Interim Facility Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
15.	MITIGATION BY THE INTERIM LENDERS
15.1	Mitigation
(a)	Each Interim Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 12 (Taxes) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Interim Documents to another Affiliate or Facility Office.
(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Interim Documents.
15.2	Limitation of liability
(a)	The Borrower shall indemnify each Interim Finance Party for all reasonable costs and expenses reasonably incurred by that Interim Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	An Interim Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Interim Finance Party (acting reasonably), to do so would reasonably be expected to be prejudicial to it.
16.	COSTS AND EXPENSES
16.1	Transaction expenses
The Borrower shall promptly on demand pay the Interim Facility Agent and the Arranger the amount of all reasonable and documented out-of-pocket costs and expenses (including such legal fees but excluding any Taxes) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:
(a)	this letter and any other documents referred to in this letter;
(b)	any other Interim Documents executed after the date of this letter; and
(c)	the Bridge Loans and any documents in connection therewith.
16.2	Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 26.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse each of the Interim Facility Agent for the amount of all reasonable and documented out-of-pocket costs and expenses (including such legal fees) reasonably incurred by the Interim Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.
16.3	Enforcement and preservation costs
The Borrower shall, within three Business Days of written demand, pay to the Arranger and each other Interim Finance Party the amount of all documented (in reasonable detail) costs and expenses (including legal fees) reasonably incurred by it in connection with the enforcement of or the preservation of any rights under any Interim Document.
17.	GUARANTEE AND INDEMNITY
17.1	Guarantee and indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:
(a)	guarantees to each Interim Finance Party punctual performance by each Obligor of all its obligations under the Interim Documents;
(b)	undertakes with each Interim Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Interim Document, it will immediately on demand pay that amount as if it was the principal obligor; and
(c)	indemnifies each Interim Finance Party immediately on demand against any cost, loss or liability suffered by that Interim Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, the amount of the cost, loss or liability being equal to the amount which that Interim Finance Party would otherwise have been entitled to recover.
17.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Interim Documents, regardless of any intermediate payment or discharge in whole or in part.
17.3	Reinstatement
If any payment by an Obligor or any discharge given by an Interim Finance Party (whether in respect of the obligations of any Obligor or any security for any of those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and
(b)	each Interim Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
17.4	Waiver of defences
The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause 17, would reduce, release or prejudice any of its obligations under this Clause 17 (whether or not known to it or any Interim Finance Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of an Interim Document or any other document or security;
(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Interim Document or any other document or security; or
(g)	any insolvency or similar proceedings.
17.5	Guarantor Intent
Without prejudice to the generality of Clause 17.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Interim Documents and/or any facility or amount made available under any of the Interim Documents for the purposes of or in connection with any of the following:  acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
17.6	Immediate recourse
(a)	Each Guarantor waives any right it may have of first requiring any Interim Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17.
(b)	This waiver applies irrespective of any law or any provision of an Interim Document to the contrary.
17.7	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Interim Documents have been irrevocably paid in full, each Interim Finance Party (and any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Interim Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and
(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.
17.8	Non-competition
Until all amounts which may be or become payable by the Obligors under or in connection with the Interim Documents have been irrevocably paid in full and unless the Interim Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Interim Documents:
(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Interim Documents; and/or
(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Interim Finance Parties under the Interim Documents or of any other guarantee or security taken pursuant to, or in connection with, the Interim Documents by any Interim Finance Party.
17.9	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Interim Finance Party.
17.10	UK Guarantee Limitations
This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

17.11	US Guarantee Limitations
Notwithstanding any other provision hereof, the obligations of each Guarantor shall be limited to an aggregate amount equal to the largest amount as will result in such obligations with respect hereto and thereto not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such guarantee set forth in Clause 17.1 (Guarantee and indemnity) hereof and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor.
18.	REPRESENTATIONS
(a)	Each Obligor makes the Representations to each Interim Finance Party on the date of this letter, on the Closing Date, on the date of each Utilisation Request, on each Utilisation Date and, in the case of an Additional Guarantor, on the date on which it becomes an Additional Guarantor.
(b)	Each Representation made after the date of this letter shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is made.
19.	UNDERTAKINGS
(a)	Each Obligor agrees to be bound by the Undertakings and, where an Undertaking is expressed to apply to a member of the Group, the Borrower must ensure that each member of the Group (other than, prior to the Closing Date, any member of the Target Group) also complies with that Undertaking.
(b)	The Undertakings remain in force from the date of this letter for so long as any amount is outstanding under the Interim Documents or any Interim Facility Commitment is in force.
20.	EVENTS OF DEFAULT
(a)	Subject to Clause 4.2 (Interim Loans), on and at any time after the occurrence of an Event of Default which is continuing, the Interim Facility Agent may, and if so directed by the Majority Interim Lenders shall, by notice to the Borrower:
(i)	cancel the Total Interim Facility Commitments, in which event they shall then be immediately cancelled;
(ii)	declare that all or part of the Interim Loans, together with accrued interest, and all other amounts accrued or outstanding under the Interim Documents be immediately due and payable, in which event they shall then become immediately due and payable; and/or
(iii)	declare that all or part of the Interim Loans be payable on demand, in which event they shall then become immediately payable on demand by the Interim Facility Agent on the instructions of the Majority Interim Lenders.
(b)	Notwithstanding any other provision of any Interim Document:
(i)	any breach of a Representation or Undertaking; or
(ii)	any Event of Default (other than any event set out in paragraph 4, 5 or 6 of Part C (Events of Default) of Appendix 6),

relating exclusively to the Target Group (or any obligation to procure or ensure something in relation to a member of the Target Group) will be deemed not to be a breach of Representation, a breach of Undertaking or Default or an Event of Default (as the case may be) unless:
(A)	it has or is reasonably likely to have a Material Adverse Effect;
(B)	it constitutes a breach of the Acquisition Documents;
(C)	it has been procured or approved by the Borrower or any direct or indirect holding company of the Borrower; or
(D)	it is a result of it being or becoming unlawful for an Interim Lender to perform any of its obligations under the Interim Documents.
21.	CHANGES TO THE INTERIM FINANCE PARTIES
21.1	Assignments and transfers by the Interim Lenders
Subject to this Clause 21, an Interim Lender (the Existing Interim Lender) may:
(a)	assign any of its rights; or
(b)	transfer by novation any of its rights and obligations,
under any Interim Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Interim Lender).
21.2	Conditions of assignment or transfer
(a)	An Existing Interim Lender must seek the consent of the Borrower before it may make an assignment or transfer in accordance with Clause 21.1 (Assignments and transfers by the Interim Lenders) (after the end of the Availability Period, such consent not to be unreasonably withheld or delayed and, if no response is received by the Existing Interim Lender from the Borrower within 10 Business Days from the date on which consent is requested, consent is deemed to be given by the Borrower), unless the assignment or transfer is to another Interim Lender or an Affiliate of an Interim Lender.
(b)	An assignment will only be effective on:
(i)	receipt by the Interim Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Interim Lender (in form and substance satisfactory to the Interim Facility Agent) that the New Interim Lender will assume the same obligations to the other Interim Finance Parties as it would have been under if it was an Interim Lender; and
(ii)	the performance by the Interim Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to the New Interim Lender, the completion of which the Interim Facility Agent shall promptly notify to the Interim Lender and the New Interim Lender.
(c)	A transfer will only be effective if the procedure set out in Clause 21.4 (Procedure for transfer) is complied with.

(d)	If:
(i)	an Interim Lender assigns or transfers any of its rights or obligations under the Interim Documents or changes its Facility Office; and
(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Interim Lender or Interim Lender acting through its new Facility Office under Clause 12 (Taxes) or Clause 13 (Increased Costs), then the New Interim Lender or Interim Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Interim Lender or Interim Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
21.3	Limitation of responsibility of Existing Interim Lenders
(a)	Unless expressly agreed to the contrary, an Existing Interim Lender makes no representation or warranty and assumes no responsibility to a New Interim Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document, and any representations or warranties implied by law are excluded.
(b)	Each New Interim Lender confirms to the Existing Interim Lender and the other Interim Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the arrangements contemplated by this letter and has not relied exclusively on any information provided to it by the Existing Interim Lender or any other Interim Finance Party in connection with any Transaction Document; and
(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Interim Documents or any Interim Facility Commitment is in force.
(c)	Nothing in any Interim Document obliges an Existing Interim Lender to:
(i)	accept a re-transfer or re-assignment from a New Interim Lender of any of the rights and obligations assigned or transferred under this Clause 21; or

(ii)	support any losses directly or indirectly incurred by the New Interim Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.
21.4	Procedure for transfer
(a)	Subject to the conditions set out in Clause 21.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Interim Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Interim Lender and the New Interim Lender. The Interim Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this letter and delivered in accordance with the terms of this letter, execute that Transfer Certificate.
(b)	The Interim Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Interim Lender and the New Interim Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Interim Lender.
(c)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Interim Lender seeks to transfer by novation its rights and obligations under the Interim Documents, each of the Obligors and the Existing Interim Lender shall be released from further obligations towards one another under the Interim Documents and their respective rights against one another under the Interim Documents shall be cancelled (being the Discharged Rights and Obligations);
(ii)	each of the Obligors and the New Interim Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Interim Lender have assumed and/or acquired the same in place of that Obligor and the Existing Interim Lender;
(iii)	the Interim Facility Agent, the Arranger, the New Interim Lender and the other Interim Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Interim Lender been the Underwriter with the rights and/or obligations acquired or assumed by it as a result of the transfer and, to that extent, the Interim Facility Agent, the Arranger and the Existing Interim Lender shall each be released from further obligations to each other under the Interim Documents; and
(iv)	the New Interim Lender shall become a Party as an “Interim Lender”.
21.5	Procedure for assignment
(a)	Subject to the conditions set out in Clause 21.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (c) below when the Interim Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Interim Lender and the New Interim Lender. The Interim Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this letter and delivered in accordance with the terms of this letter, execute that Assignment Agreement.
(b)	The Interim Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Interim Lender and the New Interim Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the assignment to such New Interim Lender.
(c)	On the Transfer Date:
(i)	the Existing Interim Lender’s rights under the Interim Documents that are expressed to be the subject of the assignment in the Assignment Agreement will be assigned absolutely to the New Interim Lender;
(ii)	the Existing Interim Lender will be released from the obligations (the Relevant Obligations) expressed to be the subject of the release in the Assignment Agreement; and
(iii)	the New Interim Lender shall become a Party as an “Interim Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(d)	Lenders may utilise procedures other than those set out in this Clause 21.5 to assign their rights under the Interim Documents provided that they comply with the conditions set out in Clause 21.2 (Conditions of assignment or transfer).
21.6	Copy of Transfer Certificate or Assignment Agreement to Borrower
The Interim Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.
21.7	Disclosure of information
(a)	There may be disclosed by:
(i)	any Interim Lender to any of its Affiliates and any other person:
(A)	to (or through) whom that Interim Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Interim Documents;
(B)	with (or through) whom that Interim Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Interim Documents or any Obligor; or
(C)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or
(D)	for whose benefit that Interim Lender charges, assigns or otherwise creates security (or may do so) pursuant to Clause 21.8 (Security over Interim Lenders’ rights); and
(ii)	any Interim Finance Party to a rating agency or its professional advisers, or (with the consent of the Borrower) any other person,

any information about any Obligor, the Group and the Interim Documents as that Interim Lender or other Interim Finance Party shall consider appropriate, but in relation to paragraphs (a)(i)(A) and (a)(i)(B) above, only if the person to whom the information is to be given has entered into a Confidentiality Undertaking.
(b)	Any Confidentiality Undertaking signed by an Interim Finance Party pursuant to this Clause 21.7 shall supersede any prior confidentiality undertaking signed by such Interim Finance Party for the benefit of any member of the Group.
21.8	Security over Interim Lenders’ rights
In addition to the other rights provided to Interim Lenders under this Clause 21, each Interim Lender may, without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create security (whether by way of collateral or otherwise) in or over all or any of its rights under any Interim Document to secure obligations of that Interim Lender including:
(a)	any charge, assignment or other security interest to secure obligations to a federal reserve or central bank; and
(b)	in the case of any Interim Lender which is a fund, any charge, assignment or other security interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Interim Lender as security for those obligations or securities, except that no such charge, assignment or other security interest shall:
(i)	release an Interim Lender from any of its obligations under the Interim Documents or substitute the beneficiary of the relevant charge, assignment or security interest for the Interim Lender as a party to any of the Interim Documents; or
(ii)	require any payments to be made by an Obligor or grant to any person any rights which are more extensive than those required to be made or granted to the relevant Interim Lender under the Interim Documents.
21.9	Additional Arrangers
To the extent permitted by the Fee Letter, any bank or financial institution may become an Additional Arranger by signing an Arranger Accession Deed in the form set out in Appendix 9 (Form of Arranger Accession Deed). Each of the Interim Finance Parties appoints the Interim Facility Agent to receive on its behalf each Arranger Accession Deed delivered to the Interim Facility Agent and the Interim Facility Agent shall, as soon as reasonably practicable after receipt by it, sign and accept the same if it appears on its face to have been completed, executed and delivered in the form contemplated by this letter.
22.	CHANGES TO THE OBLIGORS
22.1	Assignment and transfers by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Interim Documents.
22.2	Additional Guarantors
(a)	Subject to compliance with (c) below, the Borrower may request that any of its wholly owned Subsidiaries become a Guarantor.

(b)	A member of the Group shall become an Additional Guarantor if:
(i)	that member of the Group is a guarantor of the Tranche B Term Loans or Tranche B-2 Term Loans under (and, in each case, as defined in) the Existing Acquisition Group Facilities;
(ii)	the Borrower and the proposed Additional Guarantor deliver to the Interim Facility Agent a duly completed and executed Accession Deed;
(iii)	the Borrower confirms to the Interim Facility Agent that no Default is continuing or would occur as a result of the acceptance of the Accession Deed; and
(iv)	the Interim Facility Agent has received all of the documents and other evidence listed in Part C of Appendix 5 (Conditions Precedent) in relation to that Additional Guarantor, in form and substance satisfactory to the Interim Facility Agent.
(c)	The Interim Facility Agent shall notify the Borrower and the Interim Lenders promptly upon being satisfied that it has received (in form and substance to it) all the documents and other evidence listed in Part C of Appendix 5 (Conditions Precedent).
23.	ROLES OF THE AGENTS
Each Party agrees to the terms of Appendix 7 (Role of the Agent).
24.	CONDUCT OF BUSINESS BY THE INTERIM FINANCE PARTIES
No provision of this letter will:
(a)	interfere with the right of any Interim Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Interim Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Interim Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
25.	SHARING AMONG THE INTERIM FINANCE PARTIES
25.1	Payments to Interim Finance Parties
If an Interim Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 26 (Payment Mechanics) and applies that amount to a payment due under the Interim Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Interim Facility Agent;
(b)	the Interim Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Interim Facility Agent and distributed in accordance with Clause 26 (Payment Mechanics), without taking account of any Tax which would be imposed on the Interim Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Interim Facility Agent, pay to the Interim Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Interim Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 26.5 (Partial payments).
25.2	Redistribution of payments
The Interim Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Interim Finance Parties (other than the Recovering Finance Party) in accordance with Clause 26.5 (Partial payments).
25.3	Recovering Interim Finance Party’s rights
(a)	On a distribution by the Interim Facility Agent under Clause 25.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Interim Finance Parties which have shared in the redistribution.
(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment, which debt shall be immediately due and payable.
25.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Interim Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 25.2 (Redistribution of payments) shall, upon request of the Interim Facility Agent, pay to the Interim Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and
(b)	that Recovering Finance Party’s rights of subrogation attributable to the relevant redistribution shall be cancelled and the relevant Obligor will be liable to the reimbursing Interim Finance Party for the amount so reimbursed.
26.	PAYMENT MECHANICS
26.1	Payments to the Interim Facility Agent
(a)	On each date on which an Obligor or an Interim Lender is required to make a payment under an Interim Document, that Obligor or Interim Lender shall make the same available to the Interim Facility Agent (unless a contrary indication appears in an Interim Document) for value on the due date at the time and in such funds specified by the Interim Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Interim Facility Agent specifies.

26.2	Distributions by the Interim Facility Agent
Each payment received by the Interim Facility Agent under the Interim Documents for another Party shall, subject to Clause 26.3 (Distributions to an Obligor) and Clause 26.4 (Clawback) be made available by the Interim Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this letter (in the case of an Interim Lender, for the account of its Facility Office), to such account as that Party may notify to the Interim Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).
26.3	Distributions to an Obligor
The Interim Facility Agent may (with the consent of the Obligor or in accordance with Clause 27 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Interim Documents or in or towards purchase of any amount of any currency to be so applied.
26.4	Clawback
(a)	Where a sum is to be paid to an Interim Facility Agent under the Interim Documents for another Party, that Interim Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)	If an Agent pays an amount to another Party and it proves to be the case that that Interim Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by that Interim Facility Agent shall on demand refund the same to that Interim Facility Agent together with interest on that amount from the date of payment to the date of receipt by that Interim Facility Agent, calculated by that Interim Facility Agent to reflect its cost of funds.
26.5	Partial payments
(a)	If the Interim Facility Agent receives a payment for application against amounts due in respect of any Interim Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Interim Documents, the Interim Facility Agent shall apply that payment towards the obligations of that Obligor under those Interim Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Interim Facility Agent under those Interim Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Interim Documents;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Interim Documents; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Interim Documents.
(b)	The Interim Facility Agent shall, if so directed by the Majority Interim Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

26.6	No set-off by Obligors
All payments to be made by an Obligor under the Interim Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
26.7	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)	During any extension of the due date for payment of any principal or overdue amount under this letter interest is payable on the principal or overdue amount at the rate payable on the original due date.
26.8	Currency of account
(a)	Subject to paragraphs (b) to (e) below, US dollars is the currency of account and payment for any sum due from an Obligor under any Interim Document.
(b)	A repayment of a Utilisation or overdue amount or a part of a Utilisation or overdue amount shall be made in the currency in which that Utilisation or overdue amount is denominated on its due date.
(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.
(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)	Any amount expressed to be payable in a currency other than sterling shall be paid in that other currency.
26.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Interim Documents to, and any obligations arising under the Interim Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Interim Facility Agent (after consultation with the Borrower); and
(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Interim Facility Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this letter will, to the extent the Interim Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

27.	SET-OFF
Subject to Clause 4.2 (Interim Loans), an Interim Finance Party may set off any matured obligation due from an Obligor under the Interim Documents (to the extent beneficially owned by that Interim Finance Party) against any matured obligation owed by that Interim Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Interim Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
28.	NOTICES
28.1	Communications in writing
Any communication to be made under or in connection with the Interim Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
28.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Interim Documents is:
(a)	in the case of the Borrower, that identified with its name below;
(b)	in the case of each Interim Lender or any Obligor, that notified in writing to the Interim Facility Agent on or prior to the date on which it becomes a Party; and
(c)	in the case of the Interim Facility Agent, that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the Interim Facility Agent (or the Interim Facility Agent may notify to the other Parties, if a change is made by the Interim Facility Agent) by not less than five Business Days’ notice.
28.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Interim Documents will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 28.2 (Addresses), if addressed to that department or officer.
(b)	Any communication or document to be made or delivered to an Agent will be effective only when actually received by that Interim Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with that Interim Facility Agent’s signature below (or any substitute department or officer as that shall specify for this purpose).
(c)	All notices from or to an Obligor shall be sent through the Interim Facility Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 28.3 will be deemed to have been made or delivered to each of the Obligors.
28.4	Notification of address and fax number
Promptly upon receipt of notification of an address, and fax number or change of address or fax number pursuant to Clause 28.2 (Addresses) or changing its own address or fax number, the Interim Facility Agent shall notify the other Parties.
28.5	Electronic communication
(a)	Any communication to be made between an Interim Facility Agent and an Interim Lender under or in connection with the Interim Documents may be made by electronic mail or other electronic means if that Interim Facility Agent and the relevant Interim Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Interim Facility Agent and an Interim Lender will be effective only when actually received in readable form and in the case of any electronic communication made by an Interim Lender to the Interim Facility Agent only if it is addressed in such a manner as the Interim Facility Agent shall specify for this purpose.
28.6	English language
(a)	Any notice given under or in connection with any Interim Document must be in English.
(b)	All other documents provided under or in connection with any Interim Document must be:
(i)	in English; or
(ii)	if not in English, and if so required by the Interim Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
29.	CALCULATIONS AND CERTIFICATES
29.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with an Interim Document, the entries made in the accounts maintained by an Interim Finance Party are prima facie evidence of the matters to which they relate.

29.2	Certificates and determinations
Any certification or determination by an Interim Finance Party of a rate or amount under any Interim Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
29.3	Day count convention
Any interest, commission or fee accruing under an Interim Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.
30.	PARTIAL INVALIDITY
If, at any time, any provision of the Interim Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
31.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Interim Finance Party, any right or remedy under the Interim Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this letter are cumulative and not exclusive of any rights or remedies provided by law.
32.	AMENDMENTS AND WAIVERS
32.1	Required consents
(a)	Subject to Clause 32.2 (Exceptions) any term of the Interim Documents may be amended or waived only with the consent of the Majority Interim Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.
(b)	The Interim Facility Agent may effect, on behalf of any Interim Finance Party, any amendment or waiver permitted by this Clause 32.
(c)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 32 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph 32.1, require the consent of all of the Guarantors.
32.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of Majority Interim Lenders in Appendix 1 (Definitions and Interpretation);
(ii)	a deferral of the due date for payment of any amount under the Interim Documents;
(iii)	a reduction in the Margin or in the amount of any payment of principal, interest, fees or commission payable under the Interim Documents or a change in the basis of calculation of any interest, fees or commission so payable;

(iv)	a change in currency of payment of any amount under the Interim Documents;
(v)	an increase in any Interim Facility Commitment or the Total Interim Facility Commitments or the period for which the same shall be available for drawing;
(vi)	a change to the Borrower or Guarantors;
(vii)	any provision which expressly requires the consent of all the Interim Lenders;
(viii)	Clause 2.2 (Interim Finance Parties’ rights and obligations), Clause 22 (Changes to the Obligors) or this Clause 32;
(ix)	the nature or scope of the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity), or
(x)	the release of any guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity) unless permitted under this letter or any other Interim Document, shall not be made without the prior consent of all the Interim Lenders.
(b)	An amendment or waiver which relates to the rights or obligations of the Interim Facility Agent or the Arranger may not be effected without the consent of the Interim Facility Agent or the Arranger (as the case may be).
33.	COUNTERPARTS
Each Interim Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Interim Document.
34.	GOVERNING LAW
This letter and all non-contractual obligations arising out of or in connection with it (including Clause 35 (Enforcement)) shall be governed by English law.
35.	ENFORCEMENT
35.1	Jurisdiction of English courts
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this letter, the agreement constituted by counter-signature hereof and any non-contractual obligations arising out of or in connection herewith or therewith (including a dispute regarding the existence, validity or termination of the agreement constituted by countersignature hereof) (a Dispute).
(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)	This Clause 35.1 is for the benefit of the Interim Finance Parties only. As a result, no Interim Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Interim Finance Parties may take concurrent proceedings in any number of jurisdictions.

(d)	Notwithstanding the foregoing, (i) the Bridge Loans and the Bridge Facility Term Sheet will be subject to the “Governing Law and Forum; Submission to Exclusive Jurisdiction” provisions in the Bridge Facility Term Sheet and (ii) the Incremental Loans and the Incremental Facility Term Sheet will be subject to the “Governing Law and Forum; Submission to Exclusive Jurisdiction” provisions in the Incremental Facility Term Sheet.
35.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(a)	irrevocably appoints Bidco as its agent for service of process in relation to any proceedings before the English courts in connection with any Interim Document; and
(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
Yours faithfully,

CREDIT SUISSE SECURITIES (USA) LLC, as Original Arranger

By:	/s/ Jonathan Singer
Name: Jonathan Singer
Title: Managing Director

[Interim Facility Letter Signature Page]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Original Underwriter

By:	/s/ Nupur Kumar
Name: Nupur Kumar
Title: Authorized Signatory

By:	/s/ Lingzi Huang
Name: Lingzi Huang
Title: Authorized Signatory

[Interim Facility Letter Signature Page]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Interim Facility Agent

By:	/s/ Nupur Kumar
Name: Nupur Kumar
Title: Authorized Signatory

By:	/s/ Karim Rahimtoola
Name: Karim Rahimtoola
Title: Authorized Signatory

[Interim Facility Letter Signature Page]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Interim Lender

By:	/s/ Nupur Kumar
Name: Nupur Kumar
Title: Authorized Signatory

By:	/s/ Karim Rahimtoola
Name: Karim Rahimtoola
Title: Authorized Signatory

[Interim Facility Letter Signature Page]

For and on behalf of PLATFORM SPECIALTY PRODUCTS CORPORATION as Borrower

By:	/s/ Frank Monteiro
Name: Frank Monteiro
Title: CFO

[Interim Facility Letter Signature Page]

APPENDIX 1
DEFINITIONS AND INTERPRETATION
1.	Definitions
Acceptance Condition means, in relation to a Share Offer, the Acquisition Condition which specifies the number of acceptances, being not less than the Agreed Minimum, required to enable the Share Offer to become unconditional as to acceptances (before any waiver or modification of such Acquisition Condition and before any reduction of the number of acceptances it specifies).
Arranger Accession Deed means an agreement substantially in the form set out in Appendix 9 (Form of Arranger Accession Deed).
Accession Deed means an agreement substantially in the form set out in Appendix 8 (Form of Accession Deed).
Acquisition means any acquisition of Target Shares by Bidco pursuant to a Share Offer or a Scheme or by purchases after the Unconditional Date or pursuant to Part 28 of the Companies Act 2006.
Acquisition Condition means a condition specified in a Press Release the satisfaction or waiver of which is required:
(a)	in order for a Share Offer to become or be declared unconditional in all respects in accordance with the City Code; or
(b)	before an office copy of a Court Order relating to a Scheme is delivered to the Registrar of Companies in accordance with Section 899(4) of the Companies Act 2006.
Acquisition Costs means either:
(a)	all costs, fees (including arrangement fees payable to the Arranger) and expenses (including taxes thereon) and all stamp, documentary, registration or similar taxes incurred by or on behalf of the Borrower (or any Subsidiary or Holding Company of the Borrower) in connection with a Share Offer; or
(b)	all costs, fees (including arrangement fees payable to the Arranger) and expenses (including taxes thereon) and all stamp, documentary, registration or similar taxes and duties payable by or incurred by or on behalf of the Borrower (or any Subsidiary or Holding Company of the Borrower) in connection with a Scheme, including, in each case, the preparation, negotiation and entry into the necessary financing documents, all other documentation in relation to that Share Offer or Scheme (as the case may be), the financing of the Acquisition and any refinancing of any indebtedness of the Group.
Acquisition Document means each Offer Document or each Scheme Document (as applicable).
Acquisition Group means the Borrower, Bidco and each other Obligor, and each of their respective Subsidiaries for the time being (excluding the Target and any other member of the Target Group).

Additional Arranger means any bank or financial institution that becomes party to this letter as an Additional Arranger in accordance with the provisions of Clause 21.9 (Additional Arrangers).
Additional Guarantor means a company which becomes an Additional Guarantor in accordance with Clause 22 (Changes to the Obligors).
Affiliate means, in relation to any person, a Subsidiary or a Holding Company of that person or any other Subsidiary of that Holding Company.
agreed form means any language or other term or document which has previously been approved in writing by the Interim Facility Agent, the Arranger and the Borrower.
Agreed Minimum means, in relation to the Acceptance Condition, a requirement that a Share Offer may not become or be declared unconditional as to acceptances until Bidco has received valid acceptances, in accordance with the City Code, with respect to Target Shares such that following its acquisition of those Target Shares it will hold more than ninety per cent. (90%) of the Ordinary Shares on a fully diluted basis (i.e. assuming the exercise in full of all options, warrants, conversion rights and all other rights or entitlements to require the allotment or issue of Ordinary Shares (irrespective of when they are exercisable) save those which the Majority Interim Lenders agree may be disregarded because the holder of the relevant right has entered into a Relevant Undertaking).
Arranger means the Original Arranger and any Additional Arranger.
Assignment Agreement means an agreement substantially in the form set out in Appendix 4 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.
Availability Period means the period commencing on the date of the Borrower’s countersignature of this letter and ending on the earlier of:
(i)	the date which falls 12 months after the date of the first Press Release to be issued;
(ii)	the date upon which the Scheme or Share Offer (as applicable) lapses or is withdrawn with the consent of the Panel or by order of the Court (save where solely as a result of Bidco electing (with the consent of the Panel and notification to the Interim Facility Agent) to implement the Acquisition by way of Share Offer instead of a Scheme or Scheme instead of a Share Offer (as applicable));
(iii)	the date on which the Total Interim Facility Commitments are cancelled or reduced to zero pursuant to, and as permitted by, this letter; and
(iv)	the date falling 21 days (or such longer period as the Panel agrees) after the Unconditional Date.
Available Interim Facility Commitment means, in relation to an Interim Facility, an Interim Lender’s Interim Facility Commitment in relation to that Interim Facility minus:
(a)	the amount of its participation in any outstanding Interim Loans under that Interim Facility; and
(b)	in relation to any proposed Interim Loan under that Interim Facility, the amount of its participation in any Interim Loans that are due to be made under that Interim Facility on or before the proposed Utilisation Date.

Available Interim Facility means, in relation to an Interim Facility, the aggregate for the time being of each Interim Lender’s Available Interim Facility Commitment in respect of that Interim Facility.
Bidco means MacDermid Performance Acquisitions Ltd, a company registered in England & Wales with registered number 09676745.
Break Costs are the amount (if any) determined by the relevant Interim Lender by which:
(a)	the interest (excluding Margin) which that Interim Lender would have received for the period from the date of receipt of any part of its share in an Interim Loan or an overdue amount to the last day of the applicable Interest Period for that Interim Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Interest Period;
exceeds
(b)	the amount which that Interim Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the second Business Day following receipt and ending on the last day of the applicable Interest Period.
Bridge Facility means the unsecured bridge loans as contemplated in the Bridge Facility Term Sheet.
Bridge Facility Documentation means the definitive documentation for the Bridge Facility.
Bridge Facility Funding Date means date that all or any portion of the Bridge Loans are made.
Bridge Facility Term Sheet means the term sheet attached to the Syndication and Fee Letter as Schedule A setting out the terms on which the Underwriter agrees to make the Bridge Loans.
Bridge Loans means the unsecured bridge loans under the Bridge Facility.
Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London or New York.
Change of Control has the meaning given to that term in the Existing Acquisition Group Facilities.
City Code means the City Code on Takeovers and Mergers.
Closing Date means the first Utilisation Date.
Concert Party means, with respect to any person, any other person acting on its behalf or deemed by the City Code or the Panel to be acting in concert with it.
Confidentiality Undertaking means a confidentiality undertaking substantially in the form of the LMA confidentiality undertaking “Letter of Und/Conf” or in any other form agreed between the Borrower and the Interim Facility Agent.
Cooperation Agreement means a cooperation agreement in the agreed form to be entered into between Bidco and Target.
Court means the High Court of Justice of England and Wales.

Court Hearing means a hearing by the Court of an application to sanction a Scheme.
Court Meeting means a meeting of holders of Target Shares convened at the direction of the Court to consider one or more resolutions to sanction a Scheme.
Court Order means an order of the Court sanctioning a Scheme following a Court Hearing.
Dealing has the meaning given in the City Code.
Debtor Relief Laws means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
Default means an Event of Default or any event or circumstance specified in Part C (Events of Default) of Appendix 6 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Interim Documents or any combination of any of the foregoing) be an Event of Default.
Derivative has the meaning given in the City Code.
EBITDA means earnings before interest, tax, depreciation and amortisation calculated in accordance with the most recently published relevant financial statements.
Engagement Letter means the engagement letter between Credit Suisse Securities (USA) LLC and the Borrower dated on or around the date of this letter.
Event of Default means any event or circumstance specified in Part C (Events of Default) of Appendix 6.
Existing Acquisition Group Facilities means the Second Amended and Restated Credit Agreement dated as of August 6, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) among, inter alia, MacDermid Holdings, LLC, the Borrower, certain subsidiaries of the Borrower and Barclays Bank PLC, as Administrative Agent.
Existing Interim Lender has the meaning given to it in Clause 21.1 (Assignments and transfers by the Interim Lenders).
Facility Office means the office through which an Interim Lender will perform its obligations under the Interim Facility notified to the Interim Facility Agent in writing by not less than five Business Days’ notice.
Fee Credit Letter means the fee credit letter between Credit Suisse Securities (USA) LLC and the Borrower dated on or around the date of this letter.
Fee Letter means the syndication and fee letter dated on or around the date of this letter specifying certain fees to be paid in connection with the Interim Facility.
First Closing Date means the date specified in a Share Offer Document in accordance with the City Code as the date by which the Acceptance Condition is required to be satisfied (or such later date as Bidco may, subject to the rules of the City Code, determine).
Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

General Meeting means a general meeting of the holders of Ordinary Shares convened to consider and, if thought fit, approve, among other things, one or more resolutions to give effect to a Scheme.
Group means the Borrower and its Subsidiaries from time to time.
Guarantee means a guarantee granted by a Guarantor pursuant to Clause 17 (Guarantee and Indemnity).
Guarantor means an Additional Guarantor.
Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
Incremental Facility means the incremental term loan facility to be provided pursuant to section 2.14 of the Existing Acquisition Group Facilities and as contemplated in the Incremental Facility Term Sheet.
Incremental Facility Documentation means the definitive documentation for the Incremental Facility.
Incremental Facility Term Sheet means the term sheet attached to the Syndication and Fee Letter as Schedule B setting out the terms on which the Underwriter agrees to make the Incremental Loans, subject to any revisions thereto pursuant to the terms of the Fee Letter.
Incremental Loans means the incremental loans to be provided pursuant to section 2.14 of the Existing Acquisition Group Facilities and as contemplated in the Incremental Facility Term Sheet.
Interest Period means in relation to an Interim Loan, each period determined in accordance with Clause 10.2 (Payment of interest) and, in relation to an overdue amount, each period determined in accordance with Clause 10.3 (Default interest).
Interim Documents means this letter, the Fee Letter, Syndication and Fee Letter, the Engagement Letter, the Fee Credit Letter and any other document designated as an Interim Document by the Interim Facility Agent and the Borrower.
Interim Facility Agent means the Interim Facility Agent.
Interim Finance Party means an Interim Lender, the Interim Facility Agent, the Underwriter or the Arranger.
Interim Facility has the meaning assigned to it in Clause 2.1 (The Interim Facility).
Interim Facility Commitment means, (1) in respect of the Underwriter, $1,875,000,000 and (2) in respect of any other Interim Lender, the amount of any Interim Facility Commitment transferred to it or assumed by it under this Agreement, in each case to the extent not cancelled, reduced or transferred by it under this letter.
Interim Facility Lender means any Interim Lender participating in the Interim Facility.
Interim Lender means:
(a)	at the date of this letter, the Underwriter; and

(b)	any other person to whom any participation or interest in any Interim Loan or any Interim Facility Commitment is transferred after the date of this letter under Clause 21 (Changes to the Interim Finance Parties), provided that in each case it has an outstanding Interim Facility Commitment or participation in any Interim Loan or any amount is (actually or contingently) owed to or by it under the Interim Documents in this capacity.
Interim Loan means a term loan made under the Interim Facility.
Legal Reservations means:
(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;
(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off and counterclaim;
(c)	the principle that any additional interest imposed pursuant to any relevant agreement may be held to be irrecoverable on the grounds that it is a penalty;
(d)	the principle that an English court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;
(e)	any procedural formalities and registration requirements, public policy limitations and/or mandatory rules in any applicable jurisdiction which limit, exclude or are required to be undertaken prior to the enforcement of an English judgment or otherwise which limit or exclude the choice of English law and jurisdiction;
(f)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and
(g)	any general principles of law limiting an Obligor’s obligations which are specifically referred to in any legal opinion delivered pursuant to Part A and Part B of Appendix 5 (Conditions Precedent).
Long Term Facilities means the Bridge Loans and the Incremental Loans.
Major Default means any event or circumstance constituting an Event of Default which (a) subject to paragraph (a)(ii), is only referable to, or only concerns, (i) any Obligor or (ii) (in the case of an Event of Default arising under paragraph 4 (Insolvency proceedings, etc.) or paragraph 5 (Inability to pay debts; attachment) of Part C (Event of Default) of Appendix 6) the Borrower only, and (in the case of an Event of Default arising under paragraphs 1 (Non-payment), 4 (Insolvency proceedings, etc.) or 5 (Inability to pay debts; attachment) of Part C (Event of Default) of Appendix 6)) has not arisen as a result of any acceleration action taken by the lenders under the Existing Acquisition Group Facilities); (b) for the purposes of paragraph 1 (Non-payment) of Part C (Event of Default) of Appendix 6, excludes non-payment in respect of indemnity payments due to the Interim Finance Parties; (c) for the purposes of paragraph 2 (Other Obligations) of Part C (Event of Default) of Appendix 6 relates to a Major Undertaking only; (d) for the purposes of paragraph 3 (Misrepresentation) of Part C (Events of Default) of Appendix 6 relates only to a Major Representation only; and (e) for the purposes of paragraph 8 (Change of Control) of Part C (Event of Default) of Appendix 6, will not include sub-paragraph (b) of that paragraph 8.

Major Representation means any Representation referred to in Part A (Representations) of Appendix 6 other than the representation at paragraph 5(b) of that part of Appendix 6.
Major Undertaking means (a) any Undertaking set out in Clause 3 (Purpose), Clause 5.1 (Acquisition Documents) or Clause 5.2 (Conduct of Offer and/or Scheme) other than 5.2(b)(v), 5.2(d) or 5.2(e) and (b) any Undertaking referred to in paragraph 3 (Additional Undertakings – pre-Closing Date) of Part B (Undertakings) of Appendix 6.
Majority Interim Lenders means:
(a)	at any time whilst any Interim Loans are outstanding, Interim Lenders whose participations or shares in the outstanding Interim Loans and undrawn Interim Facility Commitments then aggregate to 66 2/3% or more of the aggregate of the outstanding Interim Loans and undrawn Interim Facility Commitments of all Interim Lenders; and
(b)	at any time whilst no Interim Loans are outstanding, Interim Lenders:
(i)	whose Interim Facility Commitments then aggregate to more than 66 2/3% of the Total Interim Facility Commitments; or
(ii)	if the Total Interim Facility Commitments have then been reduced to zero, whose Interim Facility Commitments aggregated to more than 66 2/3% of the Total Interim Facility Commitments immediately before that reduction.
Margin means 5.00 per cent. per annum; provided that Margin shall automatically increase to (i) 5.25 per cent. per annum on the date that is 120 days after the date hereof, (ii) 5.50 per cent. per annum on the date that is 180 days after the date hereof and (iii) 5.75 per cent. on the date that is 270 days after the date hereof; provided, further, that Margin shall automatically increase by an additional 2.00 per cent. per annum upon the occurrence of an Incremental Failure Event. An “Incremental Failure Event” shall be deemed to have occurred if the Incremental Loans are not available in the amount of the Available Interim Facility for any reason on the date of a Utilisation Request and on the proposed Utilisation other than as a result of an Event of Default having occurred and not having been cured under section 9.01(a) of the Existing Acquisition Group Facilities.
Material Adverse Effect means any event or circumstance which:
(a)	is materially adverse to:
(i)	the ability of the Group taken as a whole to perform any of its payment obligations under any of the Interim Documents; or
(ii)	the business, assets or financial condition of the Group taken as a whole; or
(b)	subject to the Legal Reservations and any perfection requirements which are not overdue, affects the validity or enforceability of any of the Interim Documents in a manner which would be materially adverse to the interests of the Interim Lenders under the Interim Documents taken as a whole.
Meeting means a Court Meeting or a General Meeting.
Member State means a member state of the European Union.
New Interim Lender has the meaning given to it in Clause 22.1 (Assignments and transfers by the Interim Lenders).
Obligor means the Borrower or a Guarantor.

Offer Documents means any Share Offer Document, any Press Release announcing a Share Offer, any communications sent by a member of the Acquisition Group or Target in connection with the Acquisition to holders of options or awards under the Share Option Scheme or other instruments convertible into or exchangeable for Target Shares for the purpose of making appropriate proposals pursuant to Rule 15 of the City Code and any other document so designated by the Borrower and the Original Arranger in writing.
Ordinary Shares means ordinary shares in the capital of the Target.
Panel means the Panel on Takeovers and Mergers.
Participating Member State means a Member State that adopts or has adopted the euro unit as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
Party means a party to this letter.
Permanent Loans means any bank loan or other debt financing that does not constitute Permanent Securities incurred in connection with the Acquisition or to refinance the Bridge Facility, the Interim Facility or any other interim financing borrowed (other than the Incremental Facility), issued or assumed in connection with the Acquisition.
Permanent Securities means any underwritten offering or private placement of debt or equity securities (including any securities convertible into equity) in connection with the Acquisition or to refinance the Bridge Facility, the Interim Facility or any other financing borrowed (other than the Incremental Facility), issued or assumed in connection with the Acquisition.
Press Release means the announcement in the agreed form which, in compliance with Rule 2.7 of the City Code, announces a firm intention to proceed with a Share Offer or a Scheme.
Quotation Day means, in relation to any period for which an interest rate is to be determined the first day of that period.
Reference Banks means, in relation to LIBOR the principal London offices of such banks as may be appointed by the Interim Facility Agent in consultation with the Borrower.
Relevant Derivatives means any Derivative referable to any securities which are Relevant Securities in relation to a Share Offer or a Scheme.
Relevant Interbank Market means the London Interbank Market.
Relevant Securities has the meaning given in the City Code.
Relevant Undertaking means an undertaking, given to Bidco by a holder of any right or entitlement to require the allotment or issue of an Ordinary Share, not to exercise or enforce such right or entitlement at any time.
Repayment Date has the meaning given to it in Clause 7.2 (Reborrowing of Interim Loans).
Reports means the reports referred to in paragraph 12 of Part A of Appendix 5 (Conditions Precedent).
Representation means a representation or warranty set out in Part A (Representations) of Appendix 6 and any other representation or warranty made or deemed made in any Interim Document (together with any certificate delivered by an Obligor in connection therewith).

Satisfied means in relation to a condition (including, without limitation, any Acquisition Condition) the condition being satisfied in accordance with its terms and without any modification or waiver of any of its terms which has not been approved by the Majority Lenders and “satisfaction” shall be construed accordingly.
Scheme means a scheme of arrangement, effected pursuant to Part 26 of the Companies Act 2006 and in compliance with the City Code, under which all Target Shares will be transferred to Bidco and Bidco will become the only holder of Ordinary Shares in issue at close of business on the date on which the Scheme becomes effective.
Scheme Circular means a circular despatched by Target to holders of Ordinary Shares setting out in full the terms and conditions of a Scheme and convening a General Meeting and a Court Meeting.
Scheme Documents means:
(a)	any Press Release (or any further press release made in accordance with the provisions of this Agreement) announcing the terms of a Scheme;
(b)	any Scheme Circular;
(c)	the Cooperation Agreement;
(d)	any communications sent by a member of the Acquisition Group or Target in connection with the Acquisition to holders of options or awards under the Share Option Schemes or any other instruments convertible into or exchangeable for shares of Target for the purposes of making appropriate proposals pursuant to Rule 15 of the City Code; and
(e)	any other document so designated by the Borrower and the Original Arranger in writing.
Screen Rate means in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on the appropriate page of the Reuters screen, provided that if the relevant page is replaced or the service ceases to be available, the Interim Facility Agent (after consultation with the Borrower) may specify another page or service displaying the appropriate rate.
Scheme Press Release means a Press Release announcing a Scheme.
Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
Syndication and Fee Letter means the fee letter dated on or around the date of this Agreement specifying certain fees to be paid in connection with the Bridge Facility and the Incremental Facility.
Share Offer means an offer by Bidco in accordance with the City Code to acquire all of the Target Shares (not owned by it or any of its associates (as defined in the Companies Act 2006)).
Share Offer Document means an offer document despatched to shareholders of the Target setting out in full the terms and conditions of the Share Offer.
Share Offer Press Release means a Press Release announcing a Share Offer.

Share Option Scheme means any share option scheme, long-term incentive plan or other share incentive scheme of the Target or any of its Subsidiaries referred to in the Share Offer Document.
Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.
Target means Alent PLC.
Target Group means the Target and its Subsidiaries.
Target Shares means the Ordinary Shares the subject of a Share Offer or, as applicable, a Scheme proposal.
Tax means any present or future tax, levy, assessment, impost, deduction, duty and withholding and any charge of a similar nature (including any related interest, penalty or fine relating to any of the foregoing) and Taxation shall be construed accordingly.
Total Interim Facility Commitments means at any time the aggregate of all the Interim Facility Commitments.
Transaction Documents means the Interim Documents and the Acquisition Documents.
Transfer Certificate means a certificate substantially in the form set out in Appendix 3 (Form of Transfer Certificate) or in such other form as the Interim Facility Agent and the Borrower may agree.
Unconditional Date means the date on which a Share Offer becomes or is declared unconditional in all respects or on which an office copy of a Court Order is duly filed on behalf of Target with the Registrar of Companies in accordance with Section 899(4) of the Companies Act 2006.
Undertaking means an undertaking set out in Clause 5 (The Acquisition) or in Part B (Undertakings) of Appendix 6.
Utilisation means an Interim Loan.
Utilisation Date means the date of, or proposed date for, the making of an Interim Loan.
Utilisation Request means a signed notice requesting an Interim Loan in the form set out in Appendix 2 (Utilisation Request).
VAT means:
(a)	any tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the UK, value added tax imposed by the Value Added Tax Act 1994 and supplemental legislation and regulations); and
(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above or elsewhere.
Voting Record Date means the time fixed by the Court for determining the entitlement to vote at the Court Meeting.

2.	Other References
(a)	In this letter, unless a contrary intention appears, a reference to:
(i)	an “agreement” includes any legally binding arrangement, contract, deed or instrument (in each case whether oral or written);
(ii)	an “amendment” includes any amendment, supplement, variation, novation, modification, replacement or restatement and “amend” and “amended” shall be construed accordingly;
(iii)	“assets” includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;
(iv)	a “consent” includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;
(v)	a “disposal” includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and “dispose” will be construed accordingly;
(vi)	“including” means including without limitation and “includes” and “included” shall be construed accordingly;
(vii)	“indebtedness” includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;
(viii)	“losses” includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and “loss” shall be construed accordingly;
(ix)	a “month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(A)	subject to sub-paragraph (C) below, if any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day in the same calendar month or, if there is none, on the preceding Business Day;
(B)	if there is no numerically corresponding day in the month in which that period is to end, that period shall end on the last Business Day in that later month; and
(C)	if the Interest Period begins on the last Business Day of a calendar month, the Interest Period shall end on the last Business Day in the calendar month in which the Interest Period is to end, and references to “months” shall be construed accordingly;
(x)	a Default being “continuing” means that such Default has occurred or arisen and has not been remedied or waived in writing by the Interim Facility Agent on behalf of the Interim Lenders;

(xi)	an Interim Lender’s “participation” or “share” in a Utilisation means the amount of its share in any Interim Loan;
(xii)	a “person” includes any individual, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and
(xiii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.
(b)	In this letter, unless a contrary intention appears:
(i)	a reference to a Party includes a reference to that Party’s successors and permitted assignees or permitted transferees but does not include that Party if it has ceased to be a party under this letter;
(ii)	references to paragraphs, clauses, subclauses and appendices are references to, respectively, paragraphs, clauses and subclauses of and appendices to this letter and references to this letter include its appendices;
(iii)	a reference to (or to any specified provision of) any agreement (including any of the Interim Documents) is to that agreement (or that provision) as amended from time to time (unless such amendment is contrary to the terms of any Interim Document);
(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;
(v)	a reference to a time of day is to London time;
(vi)	the index to and the headings in this letter are for convenience only and are to be ignored in construing this letter; and
(vii)	words imparting the singular include the plural and vice versa.
3.	Third party rights
(a)	Unless expressly provided to the contrary in an Interim Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of this letter.
(b)	Notwithstanding any term of any Interim Document, the consent of any person who is not a Party is not required to rescind or vary this letter at any time.

APPENDIX 2
UTILISATION REQUEST
From:	[Borrower]

To:	[Interim Facility Agent]

Dated:______________
Dear Sirs
Platform Specialty Products Corporation – $1,875,000,000 Interim Facility Letter
dated [˜] July 2015 (as amended and restated)
(the Interim Facility Letter)
1.	We refer to the Interim Facility Letter. This is a Utilisation Request. Terms defined in the Interim Facility Letter have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to borrow an Interim Loan on the following terms:
(a)	Proposed Utilisation Date: [ ] (or, if that is not a Business Day, the next Business Day)
(b)	Facility to be utilised: Interim Facility
(c)	Amount: [ ]
(d)	Interest Period: [ ]
3.	We confirm that each condition specified in Clause 4 (Conditions Precedent to the Interim Facility) is satisfied on the date of this Utilisation Request and will be satisfied on the proposed Utilisation Date and that no Major Default is continuing or would result from the proposed Utilisation.
4.	[The proceeds of this Interim Loan should be credited to [account]].
5.	This Utilisation Request is irrevocable.
Yours faithfully
authorised signatory for
Platform Specialty Products Corporation

APPENDIX 3
FORM OF TRANSFER CERTIFICATE
To:	[●] as Interim Facility Agent
From:	[The Existing Interim Lender] (the Existing Interim Lender) and [The New Interim Lender] (the New Interim Lender)
Dated:  _________
Platform Specialty Products Corporation – $1,875,000,000 Interim Facility Letter
dated [˜] July 2015 (as amended and restated)
(the Interim Facility Letter)
1.	We refer to the Interim Facility Letter. This is a Transfer Certificate. Terms defined in the Interim Facility Letter have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
2.	We refer to Clause 21.4 (Procedure for transfer):
(a)	The Existing Interim Lender and the New Interim Lender agree to the Existing Interim Lender transferring to the New Interim Lender by novation all or part of the Existing Interim Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 21.4 (Procedure for transfer).
(b)	The proposed Transfer Date is [ ].
(c)	The Facility Office and address, fax number and attention details for notices of the New Interim Lender for the purposes of Clause 28.2 (Addresses) are set out in the Schedule.
3.	The New Interim Lender expressly acknowledges the limitations on the Existing Interim Lender’s obligations set out in paragraph (c) of Clause 21.3 (Limitation of responsibility of Existing Interim Lenders).
4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
5.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]
[Existing Interim Lender]	[New Interim Lender]

By:	By:

This Transfer Certificate is accepted by the Interim Facility Agent and the Transfer Date is confirmed as [   ].
[Interim Facility Agent]

By:

APPENDIX 4
FORM OF ASSIGNMENT AGREEMENT
To:	[●] as Interim Facility Agent
From:	[the Existing Interim Lender] (the Existing Interim Lender) and [the New Interim Lender] (the New Interim Lender)
Dated:  _________
Platform Specialty Products Corporation – $1,875,000,000 Interim Facility Letter
originally dated [˜] July 2015 (as amended and restated)
(the Interim Facility Letter)
We refer to the Interim Facility Letter.  This is an Assignment Agreement.
1.	(a)	We refer to Clause 21.5 (Procedure for assignment).
(b)	The Existing Interim Lender assigns absolutely to the New Interim Lender all the rights of the Existing Interim Lender under the Interim Facility Letter and the other Interim Documents which correspond to that portion of the Existing Interim Lender’s Commitments and participations in Utilisations under the Interim Facility Letter as specified in the Schedule;
(c)	The Existing Interim Lender is released from all the obligations of the Existing Interim Lender which correspond to that portion of the Existing Interim Lender’s Commitments and participations in Utilisations under the Interim Facility Letter specified in the Schedule.
(d)	The New Interim Lender becomes a Party as an Interim Lender and is bound by obligations equivalent to those from which the Existing Interim Lender is released under paragraph (c) above.[1]
2.	The proposed Transfer Date is [ ].
3.	On the Transfer Date the New Interim Lender becomes Party to the Interim Documents as an Interim Lender.
4.	The New Interim Lender expressly acknowledges the limitations on the Existing Interim Lender’s obligations set out in paragraph 21.3(c) of Clause 21.3 (Limitation of responsibility of Existing Interim Lenders).
5.	The Facility Office and address, fax number and attention details for notices of the New Interim Lender for the purposes of Clause 28.2 (Addresses) are set out in the Schedule.
6.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.
7.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
__________________________
[1]	If the Assignment Agreement is used in place of a Transfer Certificate in order to avoid a novation of rights/obligations for reasons relevant to a civil jurisdiction, local law advice should be sought to check the suitability of the Assignment Agreement due to the assumption of obligations contained in paragraph 2(d).

8.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE
Commitment/rights and obligations to be transferred by assignment, release and accession
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]
[Existing Interim Lender]	[New Interim Lender]

By:	By:

This Assignment Agreement is accepted by the Interim Facility Agent and the Transfer Date is confirmed as [   ].
[Signature of this Assignment Agreement by the Interim Facility Agent constitutes confirmation by the Interim Facility Agent of receipt of notice of the assignment referred to herein, which notice the Interim Facility Agent receives on behalf of each Interim Finance Party.]
[Interim Facility Agent]

By:

APPENDIX 5
CONDITIONS PRECEDENT
Part A
Conditions Precedent to Signing of this Letter / Issue of the Press Release
Obligors
1.	A copy of the constitutional documents of the Borrower.
2.	A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Borrower:
(a)	approving the terms of, and the transactions contemplated by, the Interim Documents, and Acquisition Documents referred to in paragraphs 10 below to which it is a party and resolving that it execute, deliver and perform such documents to which it is a party;
(b)	authorising a specified person or persons to execute the Interim Documents to which it is a party on its behalf; and
(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Interim Documents to which it is a party.
3.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 2(b) above in relation to the Interim Documents and all related documents.
4.	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Part A of Appendix 5 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this letter.
5.	Evidence that Bidco has accepted its appointment as process agent for each of the non-English Obligors.
6.	Compliance with all “know your customer” requirements.
Legal Opinions
7.	A legal opinion of Latham & Watkins (London) LLP, legal advisers to the Arranger as to English law, substantially in the form distributed to the Arranger prior to signing this letter.
8.	A legal opinion of Greenberg Traurig, LLP, legal advisers to the Borrower as to Delaware law, substantially in the form distributed to the Arranger prior to signing this letter.
Acquisition Documents
9.	In the case of a Scheme, copies of:
(a)	the Press Release; and
(b)	the Cooperation Agreement.

Interim Documents
10.	A duly executed original of each of the Interim Documents.
Other Documents and Evidence
11.	The legal due diligence report by Slaughter and May dated 10 July 2015 entitled “Project Fire Tip Final Legal Due Diligence Report” together with all schedules thereto.

Part B
Conditions Precedent to Initial Utilisation
1.	Evidence that all fees and expenses due and payable by the Borrower or Bidco to the Interim Finance Parties under the Interim Documents have been or will be paid on or before the first Utilisation Date.
2.	In the case of a Share Offer, the Share Offer Document or, in the case of a Scheme, the Scheme Circular, in either case in a form which contains the same terms and conditions as and is consistent with the relevant Press Release except to the extent permitted by the terms of Clause 5 (The Acquisition), together with any amendments thereto permitted by the terms of Clause 5 (The Acquisition).
3.	In the case of a Share Offer, a copy of the announcement that such Share Offer has become or has been declared unconditional in all respects.
4.	A copy of any communications sent to holders of options in the Target or other instruments convertible into or exchangeable for shares of Target for the purpose of making appropriate proposals pursuant to Rule 15 of the City Code.
5.	A copy of any other Acquisition Document not previously delivered to the Interim Facility Agent, together with any applicable corporate resolutions authorising the transactions contemplated thereby.
6.	A certificate of the Borrower (signed by two directors) certifying:
(a)	that the Unconditional Date has occurred (and the date on which it occurred) and that no Acquisition Condition has been waived or modified a manner which would breach the terms of this letter;
(b)	in the case of a Scheme:
(i)	that the Scheme has been sanctioned by the Court and attaching a copy of the Court Order sanctioning the Scheme; and
(ii)	that such Court Order has been delivered to the Registrar of Companies in accordance with Section 899(4) of the Companies Act 2006 and attaching evidence of the same in the form of a date certain stamp of receipt in respect of the sanctioning of the Scheme; and
(c)	that at the date of the initial Utilisation Request and the proposed first Utilisation Date each of the applicable requirements of Clause 4.2 (Interim Loans) has been and will remain satisfied.
7.	A certificate of two authorised signatories of the Borrower certifying that each copy document specified in Part B of this Appendix 5 which relates to it is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this letter.
8.	Each entity listed in Appendix 10 (being Guarantors under and as defined in the Existing Acquisition Group Facilities as of the date hereof) shall have become an Additional Guarantor hereunder in accordance with Clause 22 (Changes to the Obligors).

Part C
Conditions Precedent to be delivered by an Additional Guarantor
1.	An Accession Deed executed by the Additional Guarantor and the Borrower.
2.	A copy of the constitutional documents of the Additional Guarantor.
3.	A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Additional Guarantor:
(a)	approving the terms of, and the transactions contemplated by, the Accession Deed and the Interim Documents and resolving that it execute, deliver and perform the Accession Deed and any other Interim Document to which it is party;
(b)	authorising a specified person or persons to execute the Accession Deed and other Interim Documents on its behalf;
(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Interim Documents to which it is a party; and
(d)	authorising the Borrower to act as its agent in connection with the Interim Documents.
4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.
5.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part C of Appendix 5 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.
6.	The following legal opinions, each addressed to the Interim Facility Agent and the Interim Lenders:
(a)	A legal opinion of the legal advisers to the Interim Facility Agent in England as to matters of English law in the form distributed to the Interim Lenders prior to signing the Accession Deed.
(b)	If the Additional Guarantor is incorporated in or has its “centre of main interest” or an “establishment” in a jurisdiction other than England and Wales or is executing an Interim Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Interim Facility Agent in the jurisdiction of its incorporation, “centre of main interest” or “ establishment” (as applicable) or, as the case may be, the jurisdiction of the governing law of that Interim Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction and in the form distributed to the Interim Lenders prior to signing the Accession Deed.
7.	If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that Bidco has agreed to act as the process agent for the proposed Additional Guarantor.

APPENDIX 6
Part A
REPRESENTATIONS
1.	Status
(a)	It is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
(b)	It has the power to own its assets and carry on its business as it is being conducted, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
2.	Binding obligations
Subject to the Legal Reservations the obligations expressed to be assumed by it in each Transaction Document to which it is a party and which it has executed or will execute are legal, valid, binding and enforceable obligations;
3.	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party and which it has executed or will execute do not and will not conflict with:
(a)	any law or regulation applicable to it that would materially and adversely affect the rights of the Interim Lenders hereunder;
(b)	the constitutional documents of any member of the Group; or
(c)	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument (other than the Existing Acquisition Group Facilities) which could reasonably be expected to have a Material Adverse Effect.
4.	Power and authority
(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and which it has executed or will execute and the transactions contemplated by those Transaction Documents, in each case subject to the Legal Reservations.
(b)	No limit on its powers will be exceeded as a result of the borrowing or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party and which it has executed or will execute.
5.	Validity and admissibility in evidence
(a)	Subject to the Legal Reservations, all authorisations required:
(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party and which it has executed or will execute; and

(ii)	to make the Transaction Documents to which it is a party and which it has executed or will execute admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are or will be on the Closing Date in full force and effect.
(b)	All authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect, if failure to obtain or effect those authorisations has or is reasonably likely to have a Material Adverse Effect.
(c)	All authorisations required for Bidco to make and implement the Acquisition in accordance with the Acquisition Documents:
(i)	are in full force and effect; or
(ii)	will be obtained when required and will then be in full force and effect.
6.	Acquisition Documents, disclosures and other Documents
(a)	The Acquisition Documents which have been or are to be executed and to which Bidco is a party have been or will, prior to the Closing Date, be validly executed and delivered by Bidco.
(b)	The then existing Acquisition Documents contain all then current material agreements between BidCo, the Borrower and the Target in relation to the Acquisition and all the material terms in relation to any Scheme or Share Offer.
7.	Bidco
Except as may arise under the Transaction Documents and for Acquisition Costs, before the Closing Date Bidco has not traded or incurred any liabilities or commitments (actual or contingent, present or future).

Part B
UNDERTAKINGS
1.	Incremental Facility
The Borrower shall use all reasonable endeavours (including by exercising all its powers and enforcing all its rights under any agreement) to ensure that Incremental Term Loans are available to be drawn in accordance with section 2.14 of the Existing Acquisition Group Facilities on the Utilisation Date or, if not available on such date, on any day thereafter until the Bridge Loans are funded.
2.	Financing Cooperation
The Borrower agrees to cooperate with any investment banks (the “Investment Banks”) engaged with respect to any securities offering to provide information reasonably required by the Investment Banks, including information to be included in any offering memorandum, private placement memorandum, prospectus (including any related registration statement), information package for use in bank meetings with prospective lenders in connection with the syndication of any loans or other disclosure document or investor presentation, in connection with offerings or refinancings intended to repay the Interim Loans. Such cooperation will include using reasonable endeavours to cause all applicable accountants to issue comfort letters in connection with any offering.  The Borrower will be solely responsible for the contents of all information, disclosure documents, “bank books” and other materials delivered to the Investment Banks or any of their Affiliates in connection with the transactions contemplated hereby and the Borrower acknowledges that the Investment Banks and their Affiliates will be using and relying upon such information without independent verification thereof.
3.	Additional Undertakings – pre-Closing Date
At all times on or prior to the Closing Date, each Obligor shall comply with the covenants set out in sections 8.01 (Liens), 8.02 (Indebtedness), 8.03 (Fundamental Changes), 8.04 (Dispositions) and 8.05 (Restricted Payments) of the Existing Acquisition Group Facilities. Except as expressly provided in the foregoing sentence, each of such covenants shall be deemed to be set out in full in this paragraph 3 and shall apply, mutatis mutandis, to this letter.
4.	Additional Undertakings – post-Closing Date
At all times after the Closing Date, each Obligor shall comply with the covenants set out in sections 8.01 (Liens), 8.02 (Indebtedness), 8.03 (Fundamental Changes), 8.04 (Dispositions) and 8.05 (Restricted Payments) of the Existing Acquisition Group Facilities; provided that the Obligors shall not be permitted to (i) create or assume any lien in reliance on section 8.01(f) or 8.01(h), (ii) incur or assume any indebtedness in reliance on section 8.02(l), 8.02(n), 8.02(o) or 8.02(p), (iii) enter into any fundamental changes in reliance on section 8.03(a), (iv) make any restricted payment in reliance on section 8.05(j), 8.05(k), 8.05(m) or 8.05(n) or (v) make any Permitted Acquisition (as defined in the Existing Acquisition Group Facilities), other than, in each case, in connection with the consummation of the transactions contemplated by the Purchase and Separation Agreement dated as of May 31, 2015, between MacDermid Americas Acquisitions Inc. and Duke Acquisition Holdings, LLC. Except as expressly provided in the foregoing sentence, each of such covenants shall be deemed to be set out in full in this paragraph 4 and shall apply, mutatis mutandis, to this letter.
The Borrower agrees that it shall not incur any incremental facility pursuant to section 2.14 of the Existing Acquisition Group Facilities other than the Incremental Facility as contemplated in the Incremental Facility Term Sheet.

5.	Additional Guarantor Opinions
The Borrower shall provide copies of the legal opinions referred to in Clause 4.1(b), in form and substance reasonably satisfactory to the Interim Facility Agent, by no later than the earlier of (i) the date on which the relevant Additional Guarantors accede to this letter and (ii) 10 Business Days after the date of this letter (or such later date acceptable to the Interim Facility Agent in its sole discretion).

Part C
EVENTS OF DEFAULT
1.	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to an Interim Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by administrative or technical error; and
(b)	payment is made within 5 days of its due date.
2.	Other obligations
An Obligor does not comply with any Undertaking (or, in the context of a Major Default, any Major Undertaking) (unless the failure to comply is capable of remedy and is remedied within 30 days of an Obligor becoming aware of the failure to comply).
3.	Misrepresentation
Any Representation (or, in the context of a Major Default, any Major Representation) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
4.	Insolvency proceedings, etc.
Any Obligor institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such person or to all or any material part of its property is instituted without the consent of such person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding.
5.	Inability to pay debts; attachment
Any Obligor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due.
6.	Unlawfulness and invalidity
(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Interim Documents.
(b)	Subject to the Legal Reservations any obligation or obligations of any Obligor under any Interim Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Interim Lenders under the Interim Documents.
(c)	Subject to the Legal Reservations any Interim Document ceases to be in full force and effect or is alleged by an Obligor to be ineffective.
7.	Repudiation and rescission of agreements

(a)	An Obligor rescinds or purports to rescind or repudiates or purports to repudiate an Interim Document or evidences in writing an intention to rescind or repudiate an Interim Document.
8.	Change of Control etc.
(a)	There is a sale of all or substantially all of the assets or business of the Group.
(b)	A Change of Control occurs.
(c)	The Borrower ceases to hold legally and beneficially and have the right to vote as it sees fit 100 per cent. of the issued share capital of Bidco.

APPENDIX 7
ROLES OF THE AGENTS
1.	Appointment of Agents
(a)	Each of the Interim Finance Parties appoints each Agent to act as its agent under and in connection with the Interim Documents.
(b)	Each of the Arranger and the Interim Lenders authorises each Agent to exercise the rights, powers, authorities and discretions specifically given to that Agent under or in connection with the Interim Documents together with any other incidental rights, powers, authorities and discretions.
2.	Duties of the Agent
(a)	Each Agent shall promptly forward to a Party the original or a copy of any document which is delivered to that Agent for that Party by any other Party.
(b)	Except where an Interim Document specifically provides otherwise, an Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(c)	If an Agent receives notice from a Party referring to this letter, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Interim Finance Parties.
(d)	If an Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to an Interim Finance Party (other than the Interim Facility Agent or the Arranger) under this letter it shall promptly notify the other Interim Finance Parties.
(e)	Each Agent’s duties under the Interim Documents are solely mechanical and administrative in nature.
3.	Role of the Arranger
Except as specifically provided in the Interim Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Interim Document.
4.	No fiduciary duties
Nothing in this letter constitutes an Agent or the Arranger as a trustee or fiduciary of any other person.
(a)	None of the Interim Facility Agent, or the Arranger shall be bound to account to any Interim Lender for any sum or the profit element of any sum received by it for its own account.
5.	Business with the Group
The Interim Facility Agent, and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
6.	Rights and discretions
(a)	Each Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and
(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	Each Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Interim Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under paragraph 1 (Non-payment) of Part C of Appendix 6;
(ii)	any right, power, authority or discretion vested in any Party or the Majority Interim Lenders has not been exercised; and
(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	An Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.
(d)	An Agent may act in relation to the Interim Documents through its personnel and agents.
(e)	An Agent may disclose to any other Party any information it reasonably believes it has received as agent under this letter.
(f)	Notwithstanding any other provision of any Interim Document to the contrary, none of the Interim Facility Agent or the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
7.	Majority Interim Lenders’ Instructions
(a)	Unless a contrary indication appears in an Interim Document, each Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Interim Lenders (or, if so instructed by the Majority Interim Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Interim Lenders.
(b)	Unless a contrary indication appears in an Interim Document, any instructions given by the Majority Interim Lenders will be binding on all the Interim Finance Parties.
(c)	Each Agent may refrain from acting in accordance with the instructions of the Majority Interim Lenders (or, if appropriate, the Interim Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.
(d)	In the absence of instructions from the Majority Interim Lenders, (or, if appropriate, the Interim Lenders) an Agent may act (or refrain from taking action) as it considers to be in the best interest of the Interim Lenders.

(e)	An Agent is not authorised to act on behalf of an Interim Lender (without first obtaining that Interim Lender’s consent) in any legal or arbitration proceedings relating to any Interim Document.
8.	Responsibility for documentation
None of the Interim Facility Agent or the Arranger:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Interim Facility Agent, the Arranger, an Obligor or any other person given in or in connection with any Interim Document or the information memorandum or the Reports or the transactions contemplated in the Interim Documents; or
(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Interim Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Interim Document.
9.	Exclusion of liability
(a)	Without limiting paragraph (b) below, none of the Interim Facility Agent will be liable for any action taken by it under or in connection with any Interim Document, unless directly caused by its gross negligence or wilful misconduct.
(b)	No Party (other than the Interim Facility Agent) may take any proceedings against any officer, employee or agent of the Interim Facility Agent, in respect of any claim it might have against the Interim Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Interim Document or any Transaction Document and any officer, employee or agent of the Interim Facility Agent may rely on this Clause subject to paragraph 3 (Third party rights) of Appendix 1 (Definitions and interpretation) and the provisions of the Third Parties Act.
(c)	An Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Interim Documents to be paid by that Agent if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by that Agent for that purpose.
(d)	Nothing in this letter shall oblige an Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Interim Lender and each Interim Lender confirms to each Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by an Agent or the Arranger.
10.	Interim Lenders’ indemnity to the Agents
Each Interim Lender shall (in proportion to its share of the Total Interim Facility Commitments or, if the Total Interim Facility Commitments are then zero, to its share of the Total Interim Facility Commitments immediately prior to their reduction to zero) indemnify each Agent, within three Business Days of demand, against any cost, loss or liability incurred by that Agent (otherwise than by reason of that Agent’s gross negligence or wilful misconduct) in acting as Agent under the Interim Documents (unless that Agent has been reimbursed by an Obligor pursuant to an Interim Document).
11.	Resignation of an Agent

(a)	An Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Interim Lenders and the Borrower.
(b)	Alternatively an Agent may resign by giving notice to the Interim Lenders and the Borrower, in which case the Majority Interim Lenders (after consultation with the Borrower) may appoint a successor Agent.
(c)	If the Majority Interim Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in the United Kingdom).
(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Interim Documents.
(e)	An Agent’s resignation notice shall only take effect upon the appointment of a successor.
(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Interim Documents but shall remain entitled to the benefit of this Appendix 7. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(g)	After consultation with the Borrower, the Majority Interim Lenders may, by notice to an Agent, require it to resign in accordance with paragraph (b) above. In this event, that Agent shall resign in accordance with paragraph (b) above.
12.	Confidentiality
(a)	In acting as agent for the Interim Finance Parties, each Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)	If information is received by another division or department of an Agent, it may be treated as confidential to that division or department and the relevant Agent shall not be deemed to have notice of it.
(c)	Notwithstanding any other provision of any Interim Document to the contrary, neither an Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.
13.	Relationship with the Interim Lenders
(a)	Each Agent may treat each Interim Lender as an Interim Lender, entitled to payments under this letter and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this letter.
14.	Credit appraisal by the Interim Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Interim Document, each Interim Lender confirms to the Interim Facility Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Interim Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Interim Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Interim Document;
(c)	whether that Interim Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Interim Document, the transactions contemplated by the Interim Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Interim Document; and
(d)	the adequacy, accuracy and/or completeness of the information memorandum, the Reports and any other information provided by an Agent, any Party or by any other person under or in connection with any Interim Document, the transactions contemplated by the Interim Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Interim Document.
15.	Deduction from amounts payable by an Agent
If any Party owes an amount to an Agent under the Interim Documents that Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which that Agent would otherwise be obliged to make under the Interim Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Interim Documents that Party shall be regarded as having received any amount so deducted.
16.	Reliance and engagement letters
Each Interim Finance Party confirms that each of the Arranger and the Agents has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or an Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Interim Documents or the transactions contemplated in the Interim Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

APPENDIX 8
FORM OF ACCESSION DEED
To:	[●] as Interim Facility Agent for itself and each of the other Interim Finance Parties

From:	[Subsidiary] and [Borrower]
Dated:
Dear Sirs
Platform Specialty Products Corporation – $1,875,000,000 Interim Facility Letter dated
[˜] July 2015 (as amended and restated) (the Interim Facility Letter)
1.	We refer to the Interim Facility Letter. This deed (the Accession Deed) shall take effect as an Accession Deed for the purposes of the Interim Facility Letter. Terms defined in the Interim Facility Letter have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.
2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Interim Facility Letter and the other Interim Documents as an Additional Guarantor pursuant to Clause 22.2 (Additional Guarantors) of the Interim Facility Letter. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [ ].
3.	[Subsidiary’s] administrative details for the purposes of the Interim Facility Letter are as follows:
Address:
Fax No.:
Attention:
4.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
5.	THIS ACCESSION DEED has been signed on behalf of the Borrower and executed as a deed by [Subsidiary] and is delivered on the date stated above.
[Subsidiary]
[EXECUTED AS A DEED	)
By: [Subsidiary]	)
Director
Director/Secretary

OR

[EXECUTED AS A DEED
By: [Subsidiary]
Signature of Director
Name of Director

in the presence of
Signature of witness
Name of witness
Address of witness

Occupation of witness]

The Borrower
[Borrower]
By:

APPENDIX 9
FORM OF ARRANGER ACCESSION DEED
To:            [●] as Interim Facility Agent for itself and each of the other Interim Finance Parties
From:            [Additional Arranger]
Platform Specialty Products Corporation – $1,875,000,000 Interim Facility Letter dated
[˜] July 2015 (as amended and restated) (the Interim Facility Letter)
THIS ARRANGER ACCESSION DEED is made on [date] by [insert full name of new Additional Arranger] (the “Additional Arranger”) in relation to the Interim Facility Letter dated [●] July 2015 between, among others, the Original Arranger, the Original Underwriter, the Interim Facility Agent, the Interim Lender and the Borrower (each term as defined therein).  Terms defined in the Interim Facility Letter shall, unless otherwise defined in this Arranger Accession Deed, bear the same meanings when used in this Arranger Accession Deed.
In consideration of the Additional Arranger being accepted as an Additional Arranger for the purposes of the Interim Facility Letter, the Additional Arranger confirms that, as from [date], it intends to be party to the Interim Facility Letter as an Additional Arranger and undertakes to perform all the obligations expressed in the Interim Facility Letter to be assumed by an Additional Arranger and agrees that it shall be bound by all the provisions of the Interim Facility Letter, as if it had been an original party to the Interim Facility Letter.
This Arranger Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
THIS ARRANGER ACCESSION DEED has been entered into on the date stated above and is executed as a deed by the Additional Arranger, and is delivered on the date stated above.
Acceding Additional Arranger
[EXECUTED as a DEED]
[insert full name of Additional Arranger]
By:
Address:
Fax:
Accepted by the Interim Facility Agent

for and on behalf of
[Insert full name of Interim Facility Agent]
Date:

APPENDIX 10
LIST OF U.S. GUARANTORS
Name of Guarantor	Jurisdiction of Organization/ Formation
Autotype Holdings (USA) Inc.	Illinois
Bayport Chemical Service, Inc.	Texas
Canning Gumm, LLC	Delaware
Dutch Agricultural Investment Partners LLC	Delaware
Dynacircuits, LLC	Illinois
Echo International, Inc.	Delaware
MacDermid Acumen, Inc.	Delaware
MacDermid Agricultural Solutions, Inc.	Delaware
MacDermid Anion, Inc.	Delaware
MacDermid Autotype Incorporated	Delaware
MacDermid Brazil, Inc.	Delaware
MacDermid European Capital Investments I, LLC	Delaware
MacDermid European Capital Investments II, LLC	Delaware
MacDermid Group, Inc.	Delaware
MacDermid Holdings, LLC	Delaware
MacDermid Houston, Inc.	Delaware
MacDermid, Incorporated	Connecticut
MacDermid International Investments, LLC	Delaware
MacDermid International Partners	Delaware
MacDermid Investment Corp.	Delaware
MacDermid MAS LLC	Delaware
MacDermid Offshore Solutions, LLC	Delaware
MacDermid Overseas Asia Limited	Delaware
MacDermid Printing Solutions Acumen, Inc.	Delaware
MacDermid Printing Solutions, LLC	Delaware
MacDermid Publication & Coating Plates, LLC	Delaware
MacDermid South America, Incorporated	Delaware
MacDermid South Atlantic, Incorporated	Delaware
MacDermid Texas, Inc.	Delaware
MacDermid US Holdings, LLC	Delaware
MRD Acquisition Corp.	Delaware
NAPP Printing Plate Distribution, Inc.	South Dakota
NAPP SYSTEMS INC.	Iowa
Netherlands Agricultural Investment Partners LLC	Delaware
Platform Delaware Holdings, Inc.	Delaware
Specialty Polymers, Inc.	Massachusetts
W. Canning USA, LLC	Delaware
W. Canning Inc.	Delaware
W. Canning Ltd.	Texas